Form 10-K, Exhibit 13
period 1997-12-31
CLEAR CHANNEL COMMUNICATIONS INC
filed 1998-03-31
CIK 739708

                                                                      EXHIBIT 13

                                      1997

                                ACCOMPLISHMENTS

RECORD REVENUES
Achieved record revenues of $790 million, an increase of 98 percent over 1996.

RECORD PROFITS AT THE OPERATING LEVEL
Reported $302.7 million in operating income before depreciation and amortization, an increase of 97 percent over 1996.

RECORD AFTER TAX CASH FLOW
Produced $213.4 million in after tax cash flow, an increase of 99 percent over 1996.

RECORD AFTER TAX CASH FLOW PER COMMON SHARE-DILUTED
Earned $2.33 of after tax cash flow per common share, an increase of 62 percent over 1996.

CONTINUED GROWTH OF STOCK PRICE
Clear Channel's common stock price per share increased 120 percent during 1997 and has compounded at an annual average rate of 89 percent over the last five years and 57 percent over the last ten.

ADDITION TO THE S&P 500
The Company was added to the widely followed S&P 500 in recognition of its industry leadership.

OUTDOOR ADVERTISING
Emerged as a leader in the Outdoor Advertising Industry by acquiring Eller Media Company, announcing a proposed merger with Universal Outdoor, and making an offer to purchase More Group Plc.

PUBLIC DEBT OFFERING
Received an investment grade debt rating from both Moody's and S&P, and subsequently raised approximately $300 million in the Company's first public debt offering.

CONTINUED EQUITY FINANCING
Issued approximately $1.1 billion in equity in order to maintain conservative financial leverage and take advantage of attractive opportunities.

ENLARGED CREDIT FACILITY
Increased the size of the Company's revolving credit facility to $1.75 billion.

DOMESTIC RADIO ACQUISITIONS
Continued the expansion of our radio group by adding 70 stations during 1997, bringing the total number of stations owned or programmed to 173; most notable was the acquisition of 43 stations from Paxson Communications Corporation.

INTERNATIONAL RADIO EXPANSION
The Australian Radio Network, which is 50 percent owned by Clear Channel, acquired two additional stations during 1997. Clear Channel also acquired a 50 percent interest in Radio Bonton s.a., a company which operates one FM radio station in the Czech Republic. Finally, an agreement was reached with Radio Shanghai by which Clear Channel will sell airtime on 13 radio stations broadcasting in Shanghai, China.

WIRELESS COMMUNICATION TOWER INDUSTRY
Invested in American Tower Corporation, which has subsequently announced an agreement to merge with American Tower Systems and create the definitive leader in that industry.

ENRICHED MANAGEMENT TEAM
Continued to develop management teams at the local level; these have become the single greatest strength of the Company. Additionally, through promotions and recruitment, enhanced the support group overseeing these managers.


                              FINANCIAL HIGHLIGHTS

In Thousands Except Per Share Amounts


                                                   1997          1996      % Change
Gross revenue                                     $790,178     $398,094       98%
Operating income before
     depreciation and amortization                 302,664      153,407       97%
Operating income                                   167,574       99,090       69%
Net income                                          63,576       37,696       69%
Net income per common share - diluted             $    .67     $   0.51       31%
After tax cash flow(1)                             213,445      107,318       99%
After tax cash flow per common
     share - diluted (1)                          $   2.33     $   1.44       62%

(1) Defined as net income before unusual items plus depreciation, amortization of intangibles (including nonconsolidated affiliates) and deferred taxes.

                                   FINANCIAL
                                   HIGHLIGHTS

                             [GROSS REVENUE GRAPH]

                            [OPERATING INCOME GRAPH]

                          [AFTER TAX CASH FLOW GRAPH]

             [AFTER TAX CASH FLOW PER COMMON SHARE - DILUTED GRAPH]




                     Clear Channel Communications, Inc. o 1997 ANNUAL REPORT o 1

                                 LETTER TO THE
                                  SHAREHOLDERS


Dear Fellow Shareholders:
         I am pleased to report that nineteen ninety-seven was the most successful year in our Company's history. We enjoyed continued success in our broadcasting business, setting new records for after tax cash flow. In addition, our entry into the outdoor advertising business has been well rewarded with immediate financial success. After tax cash flow per share, the most important measure of our Company's success, increased sixty-two percent from $1.44 in 1996 to $2.33 in 1997. Gross revenues increased from $398.1 million to $790.2 million from 1996 to 1997, an increase of ninety-eight percent, while operating income before depreciation and amortization increased from $153.4 million to $302.7 million over the same period. These strong fundamentals contributed to the ongoing growth of shareholder value. Clear Channel's common stock price increased 120 percent during the past year. Our Company's stock price has compounded at an annual average rate of fifty-seven percent over the last decade, making it one of the best performing stocks on the New York Stock Exchange during that period.

BROADCASTING

         The Telecommunications Act of 1996 initiated a wave of consolidation in the radio industry that continued throughout 1997. Since our last annual report, our Company has increased the number of radio stations, it owns, programs or sells airtime on from 109 to 184 stations which are located in forty domestic markets (this includes all pending transactions). In addition to these radio stations, our Company continues to successfully operate eighteen television stations in eleven markets across the United States. Clear Channel also continues to have a significant interest in the field of Spanish language radio broadcasting through its 32.3% stake in Heftel Broadcasting. Finally, during 1997 Clear Channel added to its international operations by acquiring two new stations in Australia and one in the Czech Republic.

         The largest of our 1997 radio acquisitions was the purchase of Paxson Communications' forty-three stations during the fourth quarter of 1997. These assets are an excellent addition to Clear Channel because they are clustered in Florida, a region of rapid growth and attractive markets. Even in the brief time since the acquisition, we have begun to capitalize on the excellent local management and infrastructure at these stations, continuing their tradition of community service and development into truly excellent performers. The decision to concentrate on Florida is consistent with our Company's long-standing policy of making investments that have an inherent growth profile. During 1997 a great deal of our radio station acquisitions were located in markets where Clear Channel already had a presence. By making these `tuck-in' acquisitions of broadcasting stations, we not only improve the operations of the acquired assets but also enhance the performance of our existing stations in that market. Stronger station groups allow our Company to provide its clients with more choices and greater flexibility.

         The following 'tuck-in' acquisitions were added during 1997: WZZU-FM, WFXC-FM, WFXK-FM and WDUR-AM in Raleigh, NC; WQMF-FM and WHKW-FM in Louisville, KY; KHOM-FM in New Orleans, LA; KJOJ-AM in Houston, TX; WVTI-FM in Grand Rapids, MI; WMIL-FM, WZTR-FM and WOKY-AM in Milwaukee, WI; WKII-AM, WXRM-FM and WOLZ-FM in Fort Myers, FL; WMFX-FM and WOIC-AM in Columbia, SC; WLAN-AM/FM in Lancaster, PA; KMVK-FM, KSSN-FM and KOLL-FM in Little Rock, AR; and KQSY-FM in Tulsa, OK. During the year we also closed on transactions that added five new markets to our Company's radio broadcasting operations. WODE-FM and WEEX-AM in Allentown, PA; KTOM-FM, KDON-FM, KOCN-FM, KRQC-FM, KTOM-AM and KDON-AM in Monterey, CA; WING-FM, WGTZ-FM and WING-AM in Dayton, OH; WKXI-FM, WJMI-FM, WOAD-AM and WKXI-AM in Jackson, MS were all deals that added markets to the Clear Channel family. In Albany, NY Clear Channel has an 80% interest in Radio Enterprises, Inc., which owns WQBK-FM, WTMM-AM, WQBJ-FM and WXCR-FM.

         During the year, our television operations continued in their tradition of strong performance and leadership. As with our radio business, we continually strive to give each station an identity consistent with the community it serves in order to enhance viewer loyalty and distinguish it from its competitors. Across the




2 o Clear Channel Communications, Inc. o 1997 ANNUAL REPORT

Company during 1997, plans were made for the conversion of each of our television stations to digital broadcasting. We are excited about the opportunities that this new platform will give Clear Channel to serve our viewers. Our ongoing strategy of affiliating the majority of our stations with the most rapidly growing networks gives the entire group a more attractive growth profile. Additionally, our substantial investment last year in news operations has begun to pay a healthy dividend to our Company and the viewers it serves.

SPANISH LANGUAGE BROADCASTING

         Clear Channel's investment in Heftel Broadcasting continues to give our Company a means of participating in the rapidly growing Spanish language broadcasting arena. We remain very excited about the growth prospects for this business. Spanish speaking listeners have been a traditionally underserved demographic group, which allows Heftel the opportunity for rapid expansion. Heftel is the leading domestic Spanish language radio broadcaster, with stations in eleven of the top fifteen Spanish language radio markets. Although our investment is a passive, nonvoting interest, we are confident that Heftel's outstanding management team will continue to produce long term value for its shareholders. Heftel's price per share increased in value by 197 percent during 1997, making the value of Clear Channel's stake approximately $664 million at December 31, 1997.

OUTDOOR ADVERTISING

         Nineteen ninety-seven was also a year marked by our Company's entry into the outdoor advertising sector. Not only did we close on our first major outdoor acquisition, Eller Media Company, but we also initiated a merger with Universal Outdoor. On October 23, 1997, our Company entered into a stock for stock merger agreement with Universal Outdoor valued at approximately $1.7 billion. The proposed merger is expected to close during the first half of 1998, at which time Universal shareholders will receive .67 shares of Clear Channel stock for each share of Universal stock held. Through this merger, our Company will become the largest domestic outdoor advertising company, with a leading presence in twenty-one of the top thirty-five media markets across the United States. The Universal transaction adds display faces in twenty-two markets in which our Company's existing outdoor company did not operate. Additionally, eight of Universal's outdoor advertising markets overlap with our Company's existing operations, including such markets as Memphis, Tampa, Jacksonville, Orlando, Minneapolis, Dallas, Chicago and Milwaukee.

         This merger demonstrates our Company's continuing commitment to leadership in all media segments in which the Company is a participant and is a testament to our continuing commitment and enthusiasm toward the outdoor advertising business. Universal was founded in 1973 and has grown rapidly over the past three years through strategic acquisitions in the middle and eastern United States. The acquisition is highly complimentary to the Eller operation, whose geographic concentration is in the middle and western United States.

         Additionally, in March of 1998 Clear Channel announced that it had offered to purchase the stock of More Group Plc. More Group is based in London, England, and has operations in 22 countries. These countries are located primarily in Europe. We see this acquisition as a further step in our Company's international expansion. Our acquisition of More Group will provide us with a platform to continue to expand on a global basis. It also is an example of our ability to invest our capital in ways that will augment Clear Channel's growth. Further information on More Group can be found later in this Annual Report.

         Another strategic outdoor acquisition completed during 1997 was our purchase of the Union Pacific Railroad Company outdoor advertising display license portfolio, which is comprised of approximately 4,000 licenses to operate displays on railroad rights-of-way. The Company acquired the right to manage this portfolio for the next twenty-five years. The agreement also calls for our Company to develop and manage new displays along the railroad right-of-way, which is concentrated in California, Illinois and Texas, during the next twenty-five years.

         During 1997, aside from the purchases mentioned above, our Company completed numerous separate acquisitions of outdoor advertising displays in eleven markets, including Los Angeles, Dallas, Chicago, Milwaukee, Houston, Atlanta and San Antonio. These acquisitions enhance our Company's outdoor advertising coverage in these important markets and further enable us to provide superior service to our clients. They also create economies of scale and help us to operate more efficiently and profitably in our served markets.

         During the coming year we will continue to focus our attention on finding innovative new ways to help our clients market their products and services. We are confident about the growth prospects of our outdoor business. Additionally, we will remain a consolidator of the industry to the extent that we are able to make investments that meet our acquisition criteria.



                     Clear Channel Communications, Inc. o 1997 ANNUAL REPORT o 3

INTERNATIONAL

         During the past twelve months Clear Channel has continued to extend its strong position as a broadcaster both in Australia and New Zealand through its subsidiaries, the Australian Radio Network and the New Zealand Radio Network. Within both of these countries, consolidation continues to develop in much the same way that it has in the United States.

         1997 also marked the beginning of our Company's radio presence in Eastern Europe. In May, Clear Channel acquired a fifty-percent interest in Radio Bonton, a radio station serving the Czech Republic. The owner of the remaining portion of this station is Bonton s.a., a large, diversified Czech media company. We are hopeful that this single station will serve as an effective foothold for further expansion in that region.

         Finally, in December of this past year we were successful in drafting preliminary agreements with Radio Shanghai, which operates thirteen radio stations and one cable television station serving the Shanghai, China market. The agreement calls for Clear Channel to assist in selling airtime on these fourteen stations, which cover approximately fifty million Chinese citizens, and also calls for sharing of certain training programs and programming content. We are very pleased with this accord and see it as a platform for our Company's continued growth in Asia.

         Foremost in our minds in pursuing international opportunities is the maintenance of a conservative and prudent approach toward evaluating the possibilities for expansion. While we understand that emerging marketplaces hold strong potential for advertising-based businesses, it is equally important to proceed at a pace that ensures proper protection of those investments. We are committed to the continued search for broadcasting and outdoor operations in countries that enjoy stable currencies, attractive industry dynamics, rapid growth of advertising expenditures, and sound political infrastructures.

CROSS-MEDIA SYNERGIES

         During 1997 our Company renewed its attention to the area of maximizing the value of owning multiple types of media outlets in a given market. The benefits to our clients of being able to provide more than one conduit through which to market their products and services are quite substantial. In addition, our Company can often utilize capacity within those alternative media to more effectively market its own services. For example, in the eleven markets where we have broadcasting and outdoor operations (including all pending transactions), we use vacant outdoor advertising space to effectively promote listenership or viewership of our Company's broadcasting stations in that particular market. In the eight markets where we have radio and television broadcasting operations, we can utilize unsold airtime in both media to encourage individuals to watch our television stations or listen to our radio stations. For this reason it is important that we continue to establish these cross-media overlaps within markets; we believe the long-term value they create can be significant.


CAPITAL MARKETS
         During 1997, Clear Channel received an Investment Grade rating from both Standard & Poor's Corporate Ratings and Moody's Investors Service on its Senior Debt. This rating reflects the strength of our Company's balance sheet, which Management has always felt to be a great asset. The investment grade rating made it attractive for our Company to enter the public debt markets for the first time.

         In October, our Company raised approximately $300 million, pricing thirty-year debentures at a coupon of 7.25%. In addition to this issuance of public debt, Clear Channel refinanced its existing Revolving Credit Facility, increasing the amount available under that line to $1.75 billion. Clear Channel continues to have one of the lowest costs of capital of its peers, which we view as a strategic advantage in our consolidating industries.

         In addition, during 1997, our Company continued to improve on its access to capital by issuing 20,737,426 new common shares which strengthened our balance sheet and provided additional acquisition capacity, should proper opportunities become available.

STRATEGIC DIRECTION

Our Company continues to be committed to its proven corporate strategy:

o Decentralized, flexible, entrepreneurial business units that place an emphasis on simplifying structures and procedures,
o    Sound centralized financial management,
o Growth through internal expansion of existing operations, supplemented by strategic acquisitions,
o    Internal capital investment to improve quality and market leadership,
o Insistence on adherence to the highest standards of integrity and business conduct, and
o    Significant attention to long-term strategic planning.

         The growth of our core businesses is healthy, and the markets we serve continue to be excellent environments in which to achieve our long-term goals. Our position within these markets is, as it has been in the past, one of leadership. To the over 5,500 members of our team who made 1997 possible, I personally thank you. And to our shareholders, rest assured that we continue to work hard to enhance the long-term value of your investment.



/s/ LOWRY MAYS

Lowry Mays
Chairman and CEO
March 9, 1998



4 o Clear Channel Communications, Inc. o 1997 ANNUAL REPORT

                                    DOMESTIC
                                 RADIO STATIONS

ALABAMA
Mobile
WKSJ FM
Country
WKSJ AM
Country
WMXC FM
Adult Contemporary
WRKH FM
Classic Rock
WDWG FM
Country
WNTM AM
News/Talk
WNSP FM (1)
Sports

ARKANSAS
Little Rock
KQAR FM
Contemporary Hits
KMJX FM
Classic Rock
KDDK FM
Country
KSSN FM
Country
KOLL FM
Oldies

CALIFORNIA
Monterey
KTOM AM
Country
KDON AM
Contemporary Hits
KOCN FM
Oldies
KDON FM
Contemporary Hits
KRQC FM
Classic Rock
KTOM FM
Country

CONNECTICUT
New Haven
WKCI FM
Contemporary Hits
WAVZ AM
Nostalgia
WELI AM
News/Talk

FLORIDA
Florida Keys
WAVK FM
Adult Contemporary
WKRY FM
Soft Adult Contemporary
WFKZ FM
Adult Contemporary

Ft. Myers/Naples
WCKT FM
Country
WQNU FM
Country
WKII AM
Nostalgia
WXRM FM
Soft Adult Contemporary
WOLZ FM
Oldies

Jacksonville
WZNZ AM
News
WNZS AM
Sports
WFSJ FM
Jazz
WROO FM
Country
WPLA FM
Rock
WBGB FM
Classic Rock

Miami/Ft. Lauderdale
WFTL AM
News
WINZ AM
News/Sports
WIOD AM
News/Talk
WPLL FM
Rock
WLVE FM
Jazz
WZTA FM
Rock
WHYI FM
Contemporary Hits
WBGG FM
Classic Rock

Orlando
WWNZ AM
News
WQTM AM
Sports
WSHE FM
Modern Rock
WJRR FM
Rock
WMGF FM
Adult Contemporary
WTKS FM
Talk

Panama City
WDIZ AM
Sports/Talk
WSHF FM
Adult Contemporary
WPBH FM
Oldies
WFSY FM
Adult Contemporary
WPAP FM
Country

Pensacola
WYCL FM (1)
Oldies
WTKX FM
Rock

Tallahassee
WNLS AM
News/Talk
WJZT FM
Jazz
WTNT FM
Country
WSNI FM
Oldies
WXSR FM
Modern Rock

Tampa/St. Petersburg
WILV FM
Adult Contemporary
WHNZ AM (1)(2)
News
WZTM AM
News
WSJT FM
Jazz
WHPT FM
Classic Rock
WSRR FM
Modern  Adult Contemporary
WRBQ AM
Adult Urban Contemporary
WRBQ FM
Country

West Palm Beach
WBZT AM
News/Talk/Sports
WKGR FM
Classic Rock
WOLL FM
Oldies

KENTUCKY
Louisville
WHAS AM
News/Talk/Sports
WAMZ FM
Country
WHKW FM
Country
WTFX FM
Modern Rock
WWKY AM
News/Talk/Sports
WKJK AM
Adult Standards
WQMF FM
Classic Rock

LOUISIANA

New Orleans
WODT AM
Blues
WQUE FM
Urban Contemporary
WYLD AM
Gospel
WYLD FM
Urban Adult Contemporary
WNOE FM
Country
KKND FM
Alternative Rock
KUMX FM
Contemporary Hits

MASSACHUSETTS

Springfield
WHYN AM
News/Talk/Sports
WHYN FM
Adult Contemporary

MICHIGAN

Grand Rapids
WOOD AM
Talk
WOOD FM
Adult Contemporary
WBCT FM
Country
WTKG AM
News/Talk/Sports
WCUZ FM
Country
WVTI FM
Contemporary Hits


MISSISSIPPI

Jackson
WKXI AM
Solid Gold Urban Oldies
WKXI FM
Urban Contemporary
WOAD AM
Urban Contemporary
WJMI FM
Rhythm & Blues

NORTH CAROLINA

Greensboro
WXRA FM
Alternative Rock
WTQR FM
Country
WSJS AM
News/Talk

Raleigh
WQOK FM
Urban Contemporary
WNNL FM
Gospel
WDUR AM
Urban Oldies
WFXC FM
Urban Adult
WFXK FM
Urban Adult

NEW YORK

Albany
WQBK FM
Alternative Rock
WQBJ FM
Alternative Rock
WTMM AM
News/Talk
WXCR FM
Classic Rock

OHIO

Cleveland
WNCX FM
Classic Rock
WERE AM
News/Talk
WENZ FM
Alternative Rock

Dayton
WING FM
Classic Rock
WING AM
News/Talk/Sports
WGTZ FM
Contempory Hits



(1) Joint Sales Agreement or Local Marketing Agreement  (2) Pending Acquisition
                     Clear Channel Communications, Inc. o 1997 ANNUAL REPORT o 5

OKLAHOMA

Oklahoma City
KTOK AM
News/Talk/Sports
KEBC AM
News/Talk/Spanish
KJYO FM
Contemporary Hits
WKY AM (1)
News/Talk
KTST FM
Country
KXXY FM
Country
KQSR FM
Soft Rock

Tulsa
KAKC AM
News/Sports/Oldies
KMOD FM Album
Oriented Rock
KQLL AM (1)(2)
Sports/Talk
KQLL FM (1)(2)
Oldies
KOAS FM (1)(2)
Smooth Jazz
KMRX FM
Modern Rock

PENNSYLVANIA

Allentown
WODE FM
Oldies
WEEX AM
Country

Lancaster
WLAN FM
Hot Adult Contemporary
WLAN AM
Big Band

Reading
WRAW AM
Middle of the Road
WRFY FM
Contemporary Hits

RHODE ISLAND

Providence
WWBB FM
Oldies
WWRX FM
Classic Rock

SOUTH CAROLINA

Columbia
WWDM FM
Urban Contemporary
WARQ FM
Alternative Rock
WMFX FM
Classic Rock
WOIC AM
Urban Gold

TENNESSEE

Cookeville
WHUB AM
Country
WPTN AM
News/Talk
WGIC FM
Adult Contemporary
WGSQ FM
Country

Memphis
WHRK FM
Urban Contemporary
WDIA AM
Adult Urban
WEGR FM
Classic Rock
WREC AM
News/Talk
WRXQ FM
Alternative Rock
KJMS FM
Urban Adult Contemporary
KWAM AM
Religious

TEXAS

Austin
KPEZ FM
Classic Rock
KHFI FM
Contemporary Hits
KEYI FM
Oldies
KFON AM
Sports

El Paso
KPRR FM
Contemporary Hits
KHEY FM
Country
KHEY AM
Oldies

Houston
KPRC AM
News/Talk/Sports
KSEV AM
News/Talk/Sports
KMJQ FM
Adult Urban Contemporary
KBXX FM
Urban Contemporary
KHYS FM (1)
Rhythmic CHR
KJOJ AM
Christian/Talk
KJOJ FM
Rhythmic CHR

San Antonio
WOAI AM
News/Talk/Sports
KQXT FM
Adult Contemporary
KTKR AM
News/Talk/Sports
KAJA FM
Country
KSJL FM (1)
Urban Adult Contemporary


VIRGINIA

Norfolk
WOWI FM
Urban Contemporary
WJCD FM
Smooth Jazz
WSVV FM
Adult Urban Contemporary
WSVY FM
Adult Urban Contemporary

Richmond
WRVA AM
News/Talk/Sports
WRNL AM
Sports
WRVQ FM
Contemporary Hits
WRXL FM
Album Oriented Rock
WTVR FM
Soft AC
WTVR AM
Nostalgia

WISCONSIN

Milwaukee
WKKV FM
Urban Contemporary
WMIL FM
Country
WOKY AM
Adult Standards
WZTR FM
Oldies

                                    NETWORKS

ALABAMA

Birmingham
Alabama Radio Network

FLORIDA
Coral Gables
Clear Channel Sports

Gainesville
Clear Channel Sports

Maitland
Florida Radio Network

IOWA
Des Moines
Clear Channel Sports

KENTUCKY
Louisville
Kentucky News Network

OKLAHOMA
Oklahoma City
Oklahoma News Network
PENNSYLVANIA
State College
Clear Channel Sports

TENNESSEE
Nashville
Tennessee Radio Network

TEXAS
San Angelo
Voice of Southwest Agriculture

College Station
Clear Channel Sports

VIRGINIA
Richmond
Virginia News Network




(1) Joint Sales Agreement or Local Marketing Agreement (2) Pending Acquisition 6 o Clear Channel Communications, Inc. o 1997 ANNUAL REPORT

                                    DOMESTIC
                                   TELEVISION

ALABAMA

Mobile
WPMI
NBC TV15
WJTC
UPN TV44 (1)

ARIZONA

Tucson
KTTU
UPN TV18

ARKANSAS

Little Rock
KLRT
FOX TV16
KASN
UPN TV38 (1)

FLORIDA

Jacksonville
WAWS
FOX TV30
WTEV
UPN TV47 (1)

KANSAS

Wichita
KSAS
FOX TV24

MINNESOTA

Minneapolis
WFTC
FOX TV29

NEW YORK

Albany
WXXA
FOX TV23

OKLAHOMA

Tulsa
KOKI
FOX TV23
KTFO
UPN TV41 (1)

PENNSYLVANIA

Harrisburg/Lebanon/
Lancaster
WHP
CBS TV21
WLYH
UPN TV15 (1)

RHODE ISLAND

Providence
WPRI
CBS TV12
WNAC
FOX TV64 (1)

TENNESSEE

Memphis
WPTY
ABC TV24
WLMT
UPN TV30 (1)


                                    OUTDOOR

ARIZONA

Phoenix
Bulletins

Tucson
Bulletins (2)
30 Sheet Posters (2)

CALIFORNIA

Los Angeles
Shelters
30 Sheet Posters
Bulletins
Wallscapes

Sacramento
Shelters
30 Sheet Posters
Bulletins

San Diego
Shelters
30 Sheet Posters
Bulletins

San Francisco
Shelters
8 Sheet Posters
30 Sheet Posters
Bulletins
Transits
Wallscapes

DELAWARE

Wilmington
8 Sheet Posters (2)
30 Sheet Posters (2)
Bulletins (2)

FLORIDA

Jacksonville
30 Sheet Posters (2)
Bulletins (2)

Miami
Shelters

Ocala/Gainesville
30 Sheet Posters (2)
Bulletins (2)

Orlando
Bulletins
30 Sheet Posters (2)

Tampa
Shelters
30 Sheet Posters
Bulletins

GEORGIA

Atlanta
8 Sheet Posters
30 Sheet Posters
Bulletins

ILLINOIS

Chicago
8 Sheet Posters (2)
30 Sheet Posters (2)
Bulletins
Transits (2)
Wallscapes (2)

INDIANA

Indianapolis
8 Sheet Posters (2)
30 Sheet Posters (2)
Bulletins (2)
Transit (2)

IOWA

Des Moines
8 Sheet Posters (2)
30 Sheet Posters (2)
Bulletins (2)

MARYLAND

Baltimore
Shelters (2)
30 Sheet Posters (2)
Bulletins (2)
Transits (2)
Salisbury
30 Sheet Posters (2)
Bulletins (2)

MINNESOTA

Minneapolis
30 Sheet Posters (2)
Bulletins (2)

NEW YORK

New York
8 Sheet Posters (2)
30 Sheet Posters (2)
Bulletins (2)

OHIO

Akron/Canton
30 Sheet Posters
Bulletins

Cleveland
30 Sheet Posters
Bulletins
Wallscapes

PENNSYLVANIA

Philadelphia
Shelters (2)
30 Sheet Posters (2)
Bulletins (2)

SOUTH CAROLINA

Myrtle Beach
30 Sheet Posters (2)
Bulletins (2)

TENNESSEE

Chatanooga
30 Sheet Posters (2)
Bulletins (2)
Memphis
Shelters (2)
8 Sheet Posters (2)
30 Sheet Posters (2)
Bulletins (2)

TEXAS

Dallas
8 Sheet Posters (2)
30 Sheet Posters (2)
Bulletins

El Paso
8 Sheet Posters
30 Sheet Posters
Bulletins
Houston
8 Sheet Posters
30 Sheet Posters
Bulletins

San Antonio
8 Sheet Posters
30 Sheet Posters
Bulletins

WISCONSIN

Milwaukee
8 Sheet Posters (2)
30 Sheet Posters
Bulletins

ATLANTIC COAST
Bulletins (2)

GULF COAST
Bulletins (2)

WASHINGTON D.C.
30 Sheet Posters (2)
Bulletins (2)

MALL MEDIA
250 throughout
United States




(1) Joint Sales Agreement or Local Marketing Agreement  (2) Pending Acquisition
                     Clear Channel Communications, Inc. o 1997 ANNUAL REPORT o 7

                             INVESTMENT HIGHLIGHTS

                          [TEN YEAR CUMULATIVE RETURN]

                              [PERFORMANCE GRAPH]


8 o Clear Channel Communications, Inc. o 1997 ANNUAL REPORT

                               PRO FORMA DOMESTIC
                               REVENUE BY MARKET

                                    [WORLD]




                     Clear Channel Communications, Inc. o 1997 ANNUAL REPORT o 9

                              DOMESTIC OPERATIONS
                           [MAP OF THE UNITED STATES]




10 o Clear Channel Communications, Inc. o 1997 ANNUAL REPORT

                             [PICTURE OF AUSTRALIA]

AUSTRALIAN RADIO NETWORK

2WS FM
Sydney, NSW
Hits and Memories
101.7 MHz

MIX106 FM
Sydney, NSW
Soft Adult Contemporary
106.5 MHz

ONE FM
Western Sydney, NSW
Adult Contemporary
101.1 MHz

GOLD104 FM
Melbourne, Victoria
Gold
104.3 MHz

TTFM FM
Melbourne, Victoria
Hot Adult Contemporary
101.1 MHz

4KQ AM
Brisbane, Queensland
Adult Contemporary
693 KHz

4BH AM
Brisbane, Queensland
Soft Adult Contemporary
882 KHz

106.3 FM
Canberra
Adult Contemporary
106.3 MHz

5AD FM
Adelaide, SA
Adult Contemporary
105.3 MHz

5DN AM
Adelaide, SA
News/Talk
1323 KHz

                            [PICTURE OF NEW ZEALAND]

RADIO NEW ZEALAND NETWORK

COMMUNITY RADIO
Radio Waitomo
Te Kuiti
1170AM
Radio Forestland
Tokoroa
1413AM
King Country Radio
Taumarunui
1512AM
Lakeland FM
Taupo
96.7FM
Gisborne's
2ZG 945AM
Hawera's 2ZH 1557AM
River City FM
Wanganui
89.6FM
Radio Wairarapa
Masterton
846AM
Radio Marlborough
Blenheim
97FM, 1539AM & 1584AM
Radio Scenicland
Greymouth
90.5FM,
Greymouth 93.1 & 91.1FM
Reefton 97.3FM
Westport 90.9FM
Buller 1287AM
South Westland
Ashburton's
3ZE 92.5FM & 873AM
Radio Waitaki
Oamaru
1395AM

CLASSIC HITS FM
97FM
Auckland
90FM
Wellington
98FM
Christchurch
1026AM
Radio Northland
98.6FM
Hamilton's ZHFM
95BOP FM
Bay of Plenty
97FM
Rotorua
89FM
Bay City Radio, Hawkes Bay
90FM
Taranaki
97.8FM
Manawatu
90FM
Nelson
99FM
Timaru
89FM
Dunedin
98.8FM
Invercargill's ZAFM

ZM & CLASSIC ROCK
91ZM
Wellington 90.9 & 93.5FM
91ZM
Christchurch 91.3FM
93ZM
Whangarei 93.1FM
96ZM
Dunedin 95.8FM
98.3FM
Rotoru
Classic Rock
96FM Napier
Classic Rock
Q91FM 90.6

NEWSTALK ZB
Auckland
1080AM & 89.4FM
Wellington
1035AM
Christchurch
1098AM
Waikato
1296AM
Bay of Plenty
1008AM
Hawkes Bay
1278AM
Taranaki
1053AM & 1557AM
Manawatu
927AM
Dunedin
1044AM
Southland
864AM



                    Clear Channel Communications, Inc. o 1997 ANNUAL REPORT o 11

                                 MORE GROUP PLC

                 [GEOGRAPHIC REVENUE DISTRIBUTION - 1997 CHART]

                [PRODUCT LINE REVENUE DISTRIBUTION - 1997 CHART]


         On March 5, 1998, Clear Channel Communications, Inc., announced that it had reached an agreement with the board of More Group Plc regarding the terms of a recommended cash offer to acquire all of the issued shares of More Group. The offer values each More Group share at (pound)10.30.

         More Group is one of the world's leading outdoor advertising companies. It employs more than 1,000 people in 22 countries and operates over 90,000 fixed advertising panels worldwide. Although the majority of its assets are located in Europe, the Company also has operations in the United States, Asia, and Australia. The company operates a number of brands - Adshel (50,000 street furniture panels), More O'Ferrall, Superboards and WW (40,000 billboards) and More Trans (Transport contracts).

         From an established, market-leading base in the UK and Ireland, More has developed organically and by acquisition to become one of the world's leading outdoor advertising companies. In addition to developing its market shares through innovative product engineering, More has been at the forefront of consolidation activity in Europe and Asia. It has now established strong market share throughout the world and is well placed to secure further street furniture and transport tenders in its domestic market and internationally.


                                    [CHART]



12 o Clear Channel Communications, Inc. o 1997 ANNUAL REPORT

                                   CORPORATE
                                    OFFICERS

CORPORATE
Lowry Mays
Chairman
Chief Executive Officer

Mark P. Mays
President
Chief Operating Officer

Randall Mays
Executive Vice President
Chief Financial Officer

Kathryn Johnson
Vice President
Communications

Herbert W. Hill, Jr.
Senior Vice President
Chief Accounting Officer

David Wilson
Vice President
Controller

Kenneth E. Wyker
Senior Vice President for
Legal Affairs

Demetra Koelling
Vice President
Corporate Counsel

Rick Wolf
Vice President
Corporate Counsel

Houston Lane
Vice President
Finance

Ida Chycinski
Vice President
Cash Management

Deborah Williams
Vice President
Corporate Taxation

Dr. Ed Cohen
Vice President
Research

Susan Ross
Director of
Corporate Reporting

RADIO
James Smith
Senior Vice President
Operations & Capital
Management

George L. Sosson
Senior Vice President
Operations-East

Stan Webb
Senior Vice President
Operations-Central

Peter Ferrara
Senior Vice President
Operations-Florida

Radio
Vice Presidents
David Arcara, Albany
Jeff Frank, Allentown
Judy Lakin, Austin
Walt Tiburski, Cleveland
Steve Patterson, Columbia
Dave Thomas, Cookeville
David Macejko, Dayton
Bill Struck, El Paso
Jim Keating, Ft. Myers
Skip Essick, Grand Rapids
Howard Nemenz,
   Greensboro
Carl Hamilton, Houston
Ernest Jackson, Houston
Dan Patrick, Houston
Kevin Webb, Jackson
Linda Byrd, Jacksonville
Joel Day, Florida Keys
Mike Shannon,
   Lancaster/Reading Richard D. Booth,
   Little Rock
Bob Scherer, Louisville
Mark Thomas, Louisville
Bruce Demps, Memphis
Sherri Sawyer, Memphis
David Ross, Miami
Ronna Woulfe, Miami
Terry Wood, Milwaukee
David Coppock, Mobile
Miles Chandler, Montery
Faith Zila, New Haven
Earnest James,
   New Orleans
Janet Armstead, Norfolk
John Moen, Oklahoma City
Jenny Sue Rhoades,
   Orlando
Jimmy Vineyard,
   Panama City
Jeanie Hufford, Pensacola
Matt Chase, Providence
Wayne Jefferson, Raleigh
Carl McNeill, Richmond
Linda Forem, Richmond
Reggie Jordan, Richmond
Robert T. Cohen,
   San Antonio
Elizabeth D. Kocurek,
   San Antonio
Gary James, Springfield
David Manning, Tallahassee
Skip Schmidt, Tampa
Kevin Malone, Tampa
Allen McLaughlin, Tulsa
David D'Eugenio,
   West Palm Beach

RADIO NETWORKS
VICE PRESIDENTS

Rick Green,
   Clear Channel News Networks
Kevin Moore,
   Clear Channel Sports Networks

OUTDOOR

ELLER MEDIA COMPANY
Karl Eller, Chairman & CEO
Scott Eller, President
Tim Donmoyer,
CFO/Exec. VP

DIVISION PRESIDENTS

John Jacobs, Atlanta
Ken Blakey, Chicago
Bill Platko, Cleveland
Gene Leehan, Dallas
S. Doak Hoover, El Paso
Michelle Costa, Houston
Paul Sara, Milwaukee
Dennis Wazaney, New York
Bill Hooper,
   Northern California
Bruce Seidel,
   Orange County
Manny Molina, Phoenix
Dan Creel, San Antonio
Ignacio Ayala,
   South Florida
George Manyak,
   Southern California
S. Wayne Mock, Tampa Bay


TELEVISION

Rip Riordan
Executive Vice President/
Chief Operating Officer

TELEVISION
VICE PRESIDENTS

David M. D'Antuono,
   Albany
John F. Feeser, III,
   Harrisburg
Josh McGraw, Jacksonville
Chuck Spohn, Little Rock
Jack L. Peck, Memphis
Steve Spendlove,
   Minneapolis
Sharon Moloney, Mobile
Deborah J. Sinay,
   Providence
Jack Jacobson, Tuscon
Hal Capron, Tulsa
Randy Pratt, Wichita

INTERNATIONAL

Richard D. Novik
President
Mary Ann Chapman
Vice President Business Development - China

AUSTRALIA

John Hamilton
Chief Financial Officer

NEW ZEALAND

Stephen Barron
Chief Executive

                             BOARD OF DIRECTORS

Lowry Mays
Chairman
Chief Executive Officer

Alan D. Feld
Partner: Akin, Gump, Strauss, Hauer and Feld

Red McCombs
Private Investor

Theodore H. Strauss*
Senior Managing Director: Bear, Stearns & Co., Inc.

John H. Williams*
Senior Vice President: Everen Securities, Inc.

Karl Eller
Chairman & CEO: Eller Media Company

                                  FORM 10-K
                                ANNUAL REPORT

A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission may be obtained without charge upon written request to:
Herbert W. Hill, Jr. Senior Vice President Clear Channel Communications, Inc. P.O. Box 659512 San Antonio, Texas 78265-9512


                                 INDEPENDENT
                                  AUDITORS

Ernst & Young, LLP
San Antonio, Texas


                        TRANSFER AGENT AND REGISTRAR

Bank of New York
101 Barclay Street
12 Floor West
New York, NY 10286


                                   ANNUAL
                                 MEETING OF
                                SHAREHOLDERS

The annual meeting of shareholders will be held at 200 Concord Plaza on the 1st floor in the Conference Room, San Antonio, Texas, at 11:00 am CDT on Tuesday, May 5, 1998

                                   [LOGO]

                     CLEAR CHANNEL COMMUNICATIONS, INC.

                                    [MAP]

                               MAILING ADDRESS
                               P.O. BOX 659512
                             SAN ANTONIO, TEXAS
                                 78265-9512

                              CORPORATE ADDRESS
                              200 CONCORD PLAZA
                                  SUITE 600
                             SAN ANTONIO, TEXAS
                                 78216-6940
                                210.822.2828
                           FACSIMILE 210.822.2299

                           WORLD WIDE WEB ADDRESS
                            WWW.CLEARCHANNEL.COM

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COMPARISON OF 1997 VS. 1996

  CONSOLIDATED

     Consolidated net revenue in 1997 increased 98% to $697.1 million from $351.7 million. Operating expenses increased 99% to $394.4 million, compared to $198.3 million for 1996. Operating income before depreciation and amortization in 1997 increased to $302.7 million from $153.4 million, or 97%. Depreciation and amortization increased 149% to $114.2 million from $45.8 million. Interest expense increased to $75.1 million from $30.1 million, or 150%. Other income (expense) -- net increased to $11.6 million from $2.2 million. Net income was $63.6 million for 1997, compared to $37.7 million in 1996. The corresponding earnings per common share-diluted was $.67 and $.51 for 1997 and 1996, respectively. Income tax expense (based on income before equity in earnings
(loss) of nonconsolidated affiliates) in 1997 was $47.1 million, reflecting an annual average effective tax rate of 45%, compared to $28.4 million, or a 40% effective rate in 1996. Equity in earnings (loss) of nonconsolidated affiliates increased to $6.6 million in 1997 from $(5.2) million in 1996.

     The predominant reasons for the increase in net revenue and operating expenses are two fold: first, the revenue and expenses associated with the operations of Eller Media Corporation (Eller), an outdoor media company acquired in April of 1997. This new outdoor segment, including subsequent acquisitions and license management agreements of approximately 7,000 display faces, contributed 30% of the Company's revenue and 27% of the Company's operating expenses during 1997. Second, net revenue and operating expense increased from radio stations and networks acquired during 1997 and a full year of operations for those radio and television stations acquired during 1996. Station and network acquisitions are as follows:

 ACQUIRED         BEGAN
LICENSE(1)    OPERATIONS(2)               STATION OR NETWORK                       LOCATION
----------    -------------               ------------------                       --------
  11/97           11/97        KQSY-FM (now KMRX-FM)                       Tulsa, OK
  10/97           10/97        KMVK-FM (now KDDK-FM),
                               KSSN-FM and KOLL-FM                         Little Rock, AR
  10/97           10/97        Penn State Sports Network                   State College, PA
  10/97           10/97        Miami Hurricane Sports Network              Coral Gables, FL
  10/97           10/97        Florida Gators Sports Network               Gainesville, FL
  10/97           10/97        Tennessee Radio Network                     Nashville, TN
  10/97           10/97        Florida Radio Network                       Maitland, FL
  10/97           10/97        Alabama Radio Network                       Birmingham, AL
  10/97           10/97        WZTR-FM                                     Milwaukee, WI
  12/97           10/97        Paxson Radio (Paxson)
                               WHUB-AM, WPTN-AM,
                               WGIC-FM and WGSQ-FM                         Cookeville, TN
                               WAVK-FM, WKRY-FM and WFKZ-FM                Florida Keys, FL
                               WZNZ-AM, WNZS-AM, WFSJ-FM
                               WROO-FM, WPLA-FM and WTLK-FM                Jacksonville, FL
                               WFTL-AM, WINZ-AM, WIOD-AM
                               WPLL-FM, WLVE-FM and WZTA-FM                Miami, FL
                               WTKX-FM                                     Pensacola, FL
                               WWNZ-AM, WQTM-AM, WSHE-FM
                               WJRR-FM, WMGF-FM and WTKS-FM                Orlando, FL
                               WDIZ-AM, WSHF-FM, WPBH-FM,

 ACQUIRED         BEGAN
LICENSE(1)    OPERATIONS(2)               STATION OR NETWORK                       LOCATION
----------    -------------               ------------------                       --------
                               WFSY-FM and WPAP-FM                         Panama City, FL
                               WNLS-AM, WJZT-FM, WTNT-FM
                               WSNI-FM and WXSR-FM                         Tallahassee, FL
                               WKES-FM (now WILV-FM),
                               WZTM-AM, WSJT-FM and WHPT-FM                Tampa, FL
                               WBZT-AM, WKGR-FM
                               and WOLL-FM                                 West Palm Beach, FL
                  10/97        WYCL-FM                                     Pensacola, FL
                  10/97        WHNZ-AM                                     Tampa/St. Petersburg, FL
   9/97            9/97        WDUR-AM, WFXC-FM
                               and WFXK-FM                                 Raleigh, NC
                   9/97        KTOM-AM/FM, KDON-AM/FM,
                               KOCN-FM and KRQC-FM                         Monterey, CA
   8/97            8/97        WMFX-FM, WOIC-AM                            Columbia, SC
   4/97            4/97        WKII-AM, WOLZ-FM
                               and WFSN-FM (now WXRM-FM)                   Fort Myers, FL
   3/97            3/97        WMIL-FM and WOKY-AM                         Milwaukee, WI
   2/97            2/97        KHOM-FM (now KUMX-FM)                       New Orleans, LA
   2/97            2/97        WAKX-FM (now WVTI-FM)                       Grand Rapids, MI
   1/97            1/97        WQMF-FM and WHKW-FM                         Louisville, KY
  12/96           12/96        Radio Equity Partners, LP (REP)
                               WRXQ-FM, WEGR-FM, WREC-AM                   Memphis, TN
                               WWBB-FM and WWRX-FM                         Providence, RI
  12/96           12/96        KJMS-FM and KWAM-AM                         Memphis, TN
  10/96           10/96        WHKW-AM (now WKJK-AM),
                               WWKY-AM and WTFX-FM                         Louisville, KY
   8/97           10/96        WLAN-AM/FM                                  Lancaster, PA
   8/96            8/96        Radio Equity Partners, LP (REP)
                               WARQ-FM, WWDM-FM                            Columbia, SC
                               WXRM-FM (now WQNU-FM)
                               and WCKT-FM                                 Ft. Myers/Naples, FL
                               WSJS-AM, WTQR-FM, WXRA-FM                   Greensboro, NC
                               WNOE-FM, KLJZ-FM (now KKND-FM)              New Orleans, LA
                               WHYN-AM/FM                                  Springfield, MA
                               KXXY-AM (now KEBC-AM),
                               KXXY-FM and KTST-FM                         Oklahoma City, OK
   3/97            8/96        Radio Enterprises, Inc.(3)
                               WQBJ-FM, WXCR-FM,
                               WQBK-AM (now WTMM-AM),
                               and WQBK-FM                                 Albany, NY
   7/96            7/96        WPRI-TV                                     Providence, RI
                   7/96        WNAC-TV                                     Providence, RI
   6/96            6/96        WTVR-AM/FM                                  Richmond, VA
   1/97            5/96        WZZU-FM (now WNNL-FM)                       Raleigh, NC
   2/97            5/96        KJOJ-AM                                     Houston, TX
   5/96            5/96        US Radio, Inc. (USR)
                               KHEY-AM/FM and KPRR-FM                      El Paso, TX
                               KJOJ-FM                                     Houston, TX
                               KMJX-FM, KDDK-FM (now KQAR-FM)              Little Rock, AR
                               WHRK-FM and WDIA-AM                         Memphis, TN
                               WKKV-FM                                     Milwaukee, WI

 ACQUIRED         BEGAN
LICENSE(1)    OPERATIONS(2)               STATION OR NETWORK                       LOCATION
----------    -------------               ------------------                       --------
                               WJCD-FM and WOWI-FM                         Norfolk, VA
                               WQOK-FM                                     Raleigh, NC
                               WRAW-AM, WRFY-FM                            Reading, PA
  10/96            5/96        WSVY-FM                                     Norfolk, VA
  10/96            5/96        WCUZ-AM (now WTKG-AM)
                               and WCUZ-FM                                 Grand Rapids, MI
  11/96            5/96        WMYK-FM (now WSVV-FM)                       Norfolk, VA
                   5/96        KQLL-AM/FM and KOAS-FM                      Tulsa, OK
   2/96            2/96        WOOD-AM/FM, WBCT-FM                         Grand Rapids, MI
  10/95           10/95        Voice of Southwest Agriculture
                               Radio Network                               San Angelo, TX
  10/95           10/95        WHP-TV                                      Harrisburg, PA
                  10/95        WLYH-TV                                     Harrisburg, PA
                   7/95        WKY-AM                                      Oklahoma City, OK
                   6/95        WTEV-TV                                     Jacksonville, FL
   1/95            1/95        KMJQ-FM                                     Houston, TX
   1/95            1/95        KPRC-AM and KSEV-AM(3)                      Houston, TX
   5/96           11/94        WENZ-FM                                     Cleveland, OH
   8/96            3/93        KEYI-FM and KFON-AM                         Austin, TX

---------------

(1) Represents the date in which the Company consummated the purchase of the FCC license.

(2) Represents the date from which the results of the stations operations are included with the results of the Company. This date may precede the acquisition date as a result of the Company executing a local marketing agreement (LMA) or joint sales agreement (JSA) as broker for the station.

(3)  The Company acquired an 80% interest in these stations.

     The tangible and intangible assets acquired through the purchases of Eller and the above mentioned stations and networks account for the majority of the increase in depreciation and amortization for 1997. Interest expense increased as a result of greater average borrowing levels and higher average borrowing rates, 6.3% in 1996 to 6.6% in 1997. Other income increased primarily as a result of a $6.2 million gain from the sale of 350,000 shares of common stock in Heftel Broadcasting. Income tax expense rose due to the increase in taxable earnings as well as an increase in the average effective tax rate from 40% in 1996 to 45% in 1997. The effective tax rate increased as a result of the increase in nondeductible amortization expense principally associated with the acquisition of Eller.

     Equity in earnings (loss) of nonconsolidated affiliates increased in 1997 primarily as a result of the solid financial performance by Heftel. An additional increase resulted from the purchase of a 30% interest in American Tower Corporation, the leading independent domestic owner and operator of wireless communication towers. These increases were partially offset by an eroding currency valuation in Australia and New Zealand. Equity in earnings
(loss) of nonconsolidated affiliates is included in the results of operations for the Company's radio segment.

  RADIO

     Net revenue in 1997 increased 53% to $332.6 million from $217.2 million. Operating expenses increased 59% to $201.2 million, compared to $126.6 million for 1996. Operating income before depreciation and amortization in 1997 increased to $131.4 million from $90.6 million, or 45%. Depreciation and amortization increased 74% to $48.5 million from $27.8 million in 1996. Operating income increased 32% to $82.9 million in 1997 from $62.8 million in 1996.

     The majority of the increase in net revenue, operating expenses and depreciation and amortization was due to the aforementioned radio and network acquisitions. At December 31, 1997, the radio segment included 156 stations for which the Company owned the Federal Communications Commission (FCC) license and 17 stations programmed under local marketing or time brokerage agreements. These 173 radio stations operate in 40 different markets.

  TELEVISION

     Net revenue in 1997 increased 17% to $157.1 million from $134.6 million. Operating expenses in 1997 increased 19% to $85.1 million compared to $71.7 million for 1996. Operating income before depreciation and amortization in 1997 increased to $71.9 million from $62.8 million, or 14%. Depreciation and amortization decreased .6% to $17.9 million from $18.0 million. Operating income increased 21% to $54.0 million in 1997 from $44.8 million in 1996.

     The increase in net revenue was primarily due to a full year of operations for the aforementioned television acquisitions that occurred in July of 1996 and from improved ratings at several of the television stations. Operating expenses rose predominately due to the inclusion of a full year of operations for the aforementioned television station acquisitions and the increase in selling expenses related to the increase in revenue. At December 31, 1997, the television segment included 11 television stations for which the Company owned the FCC license and seven stations for which the Company programmed under time sales or time brokerage agreements. These 18 television stations operate in 11 different markets.

  OUTDOOR

     Net revenue and operating expenses in 1997 was $207.4 million and $108.1 million, respectively. Operating income before depreciation and amortization in 1997 was $99.3 million. Depreciation and amortization was $47.8 million resulting in operating income of $51.5 million in 1997.

     Assuming the acquisition of Eller was effective at the beginning of 1996, pro forma net revenue in 1997 would have increased 11% to $264.1 million from 1996 pro forma of $237.0 million. Pro forma operating expenses in 1997 increased
 .1% to $141.9 million compared to $141.8 million for 1996 pro forma. Pro forma operating income before depreciation and amortization in 1997 increased to $122.2 million from $95.2 million, or 28%. Pro forma depreciation and amortization increased .2% to $64.3 million from $64.2 million. Pro forma operating income increased 86% to $57.8 million in 1997 from $31.0 million in 1996.

     Pro forma revenue increased primarily due to improved occupancy and increased rates for usage of display faces. This also resulted in the increased pro forma operating income before depreciation and amortization and pro forma operating income. At December 31, 1997, the outdoor segment operated 57,660 display faces in 17 different markets.

COMPARISON OF 1996 VS. 1995

  CONSOLIDATED

     Consolidated net revenue in 1996 increased 41% to $351.7 million from $250.1 million. Operating expenses in 1996 increased 44% to $198.3 million, compared to $137.5 million for 1995. Operating income before depreciation and amortization in 1996 increased to $153.4 million from $112.6 million, or 36%. Depreciation and amortization increased 36% to $45.8 million from $33.8 million. Interest expense increased to $30.1 million from $20.8 million, or 45%. Other income (expense) increased from $(.8) million to $2.2 million. Net income was $37.7 million for 1996, compared to $32.0 million in 1995. Income tax expense (based on income before equity in net income/loss of, and other income from, nonconsolidated affiliates) in 1996 was $28.4 million, reflecting an annual average effective tax rate of 40%, compared to $20.3 million, or a 41% effective rate in 1995. Equity in net income (loss) of, and other income from, nonconsolidated affiliates decreased to $(5.2) million in 1996 from $2.5 million in 1995.

     The majority of the increase in net revenue was due to the additional revenue associated with the radio and television stations acquired in 1996 and the inclusion of a full year of operations for those stations acquired in 1995. These stations are listed in the aforementioned table.

     Operating expenses rose due to the increase in selling expenses associated with this revenue increase and the additional operating expenses associated with the above acquisitions. The major cause of the increase in depreciation and amortization was the acquisition of the tangible and intangible assets associated with the purchases of the above mentioned stations. The majority of the increase in interest expense was due to an increase in the average amount of debt outstanding which was partially offset by a decrease in the average interest rate from 6.8% in 1995 to 6.3% in 1996. Income tax expense increased because of the increase in earnings.

     The equity in net income (loss) of, and other income from, nonconsolidated affiliates resulted from: one, the Company's purchase in May 1995 of a 50% interest in the Australian Radio Network Pty. Ltd. (ARN), which owns and operates radio stations and a radio representation company in Australia; two, the purchase in May 1995 of 21.4%, and the purchase in August 1996 of an additional 41.8%, of the outstanding common stock of Heftel Broadcasting Corporation (Heftel), a publicly-traded Spanish-language radio broadcaster in the United States; and three, the purchase in July 1996 of a 33.33% (one-third) interest in the New Zealand Radio Network (NZRN), which owns and operates 52 radio stations in New Zealand. The majority of the decrease in equity in net income (loss) of, and other income from, nonconsolidated affiliates was due to the Company's equity interest in certain employment contract payments, severance costs, and other write-offs totaling $44.7 million related to Heftel's reorganization. All of these equity investments are included in results of operations for the Company's radio segment.

  RADIO

     Net revenue in 1996 increased 51% to $217.2 million from $144.2 million. Operating expenses increased 45% to $126.6 million, compared to $87.5 million for 1995. Operating income before depreciation and amortization in 1996 increased to $90.6 million from $56.7 million, or 60%. Depreciation and amortization increased 39% to $27.8 million from $20 million. Operating income increased 71% to $62.8 million in 1996 from $36.7 million in 1995.

     The majority of the increase in net revenue, operating expenses and depreciation and amortization was due to the aforementioned radio and network acquisitions. At December 31, 1996, the radio segment included 91 stations for which the Company owned the FCC license and 15 stations programmed under local marketing or time brokerage agreements, all of which operated in 26 different markets.

     With the passage of the Telecommunications Act (the Act) in February 1996, the limit on the maximum number of licenses that one company may own in the United States was eliminated, and the limit on the number of licenses that one company may own in any given market was changed. This limit depends on the size of the market; in the largest markets, for example, one company may not own more than eight licenses total, with no more than five licenses of one service (AM or FM). This allows the Company significant flexibility in future growth in its radio broadcasting operations.

  TELEVISION

     Net revenue in 1996 increased 27% to $134.6 million from $105.8 million. Operating expenses in 1996 increased 43% to $71.7 million compared to $50.0 million for 1995. Operating income before depreciation and amortization in 1996 increased to $62.8 million from $55.8 million, or 13%. Depreciation and amortization increased 31% to $18.0 million from $13.8 million. Operating income increased 7% to $44.8 million in 1996 from $42.1 million in 1995.

     The majority of the increase in net revenue was due to the inclusion of the aforementioned television acquisitions in 1996 and 1995. Operating expenses rose due to the increase in selling expenses associated with these revenue increases, the inclusion of the aforementioned television acquisitions in 1996 and 1995, and the start-up costs of the news departments at four television stations.

The major cause of the increase in depreciation and amortization was the acquisition of tangible and intangible assets associated with the purchase of the aforementioned television stations. At December 31, 1996, the television segment included eleven television stations for which the Company owned the FCC license and seven stations, which the Company programmed under time sales or time brokerage agreements, all of which operated in eleven different markets.

     With passage of the Act in February 1996, the restrictions on ownership of television stations include a national ownership limit of stations that reach no more than 35% of the total United States television audience and the limit of one license per market for any one broadcaster. This allows the Company greater opportunity to expand into additional markets in television broadcasting.

  LIQUIDITY AND CAPITAL RESOURCES

     The major sources of capital for the Company have been cash flow from operations, advances on its revolving long-term line of credit facility (the Credit Facility), other borrowings, and funds provided by the initial stock offering in 1984 and subsequent stock offerings in July 1991, October 1993, June 1996, May 1997 and September 1997. Historically, cash flow has exceeded earnings by a significant amount due to high amortization and depreciation expense.

     Effective April 10, 1997, the Company refinanced the Credit Facility, increasing the borrowing limit to $1.75 billion. The Credit Facility converts into a reducing revolving line of credit on the last business day of September 2000, with quarterly repayment of the outstanding principal balance to begin the last business day of September 2000 and continue during the subsequent five year period, with the entire balance to be repaid by the last business day of June 2005.

     On September 9, 1997, the Company filed a shelf registration statement on Form S-3 covering a combined $1.5 billion of debt securities, junior subordinated debt securities, preferred stock, common stock, warrants, stock purchase contracts and stock purchase units (the shelf registration statement). The shelf registration statement also covers preferred securities which may be issued from time to time by the Company's three Delaware statutory business trusts and guarantees of such preferred securities by the Company.

     On October 9, 1997 the Company completed an offering of $300 million, 7.25% debentures due October 15, 2027 resulting in net proceeds to the Company of $294.3 million. Interest on the debentures is payable semiannually on each April 15 and October 15, beginning April 15, 1998. The Company, at its option, may at any time redeem all or any portion of the debentures at a redemption price equal to 100% of the principal amount, or the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis at the applicable Treasury Yield plus 25 basis points, plus accrued interest to the date of redemption, whichever is greater.

     On May 14, 1997, the Company completed an offering of 6,093,790 shares of Common Stock. On September 12, 1997, the Company completed an offering of 8,000,000 shares of Common Stock. The net proceeds to the Company were approximately $288.4 million and $503.3 million, respectively.

     During 1997, the Company used the Credit Facility and cash flow from operations to purchase broadcasting assets (radio stations) totaling $784.2 million, outdoor assets (display faces and license management agreements) totaling $490.3 million and equity interest in American Tower Corporation for $32.5 million. In addition to these acquisitions, the Company loaned $35.4 million to third parties in order to facilitate the purchase of certain broadcast assets and refinanced $417 million of long-term debt assumed as a part of the acquisition of Eller. Advances on the Credit Facility totaled $1,695.4 million. The Company made principal payments on the Credit Facility totaling $1,197.3 million, including $748.0 million, which represents a portion of the proceeds from the Company's stock offerings in May 1997 and September 1997, and $292.7 million, which represents a portion of the proceeds from the Company's debt offering in October 1997.

     Through mid-February of 1998, the Company purchased the broadcasting assets of certain radio stations in Mobile, AL, Monterey, CA, Allentown, PA and in Jackson, MS for approximately $24.0 million, $23.2 million, $29.0 million, and $20.0 million, respectively. The Credit Facility and cash flow from operations provided funding. After giving effect to the above-mentioned transactions and other borrowings of $16.8 million, the Company had $1,328.2 million outstanding under the Credit Facility, with $384.5 million available for future borrowings.

     Interest rates on most of the borrowings adjust every 30 days. Based on the $1,215.2 million outstanding debt under the Credit Facility at December 31, 1997, a 1% increase in interest rates would result in a net after tax charge to the Company's earnings of approximately $7.5 million. In addition, other notes payable amounting to $38.5 million were outstanding at December 31, 1997. The Company also had $24.7 million in unrestricted cash and cash equivalents at December 31, 1997.

     The Company expects that cash flow from operations in 1998 will be sufficient to make all required interest and principal payments on long-term debt.

     On October 23, 1997 the Company entered into a definitive agreement to merge with Universal Outdoor Holdings, Inc., (Universal) an international corporation with over 34,000 display faces in 23 markets. The merger, which is subject to certain closing conditions and regulatory approvals, is structured as an exchange of stock; each share of Universal common stock will be exchanged for
 .67 shares of the Company's stock. On February 6, 1998, the Universal common stock shareholders voted to approve the adoption of the agreement and plan of merger between Universal and the Company. Upon consummation of this merger, the Company will issue approximately 19.3 million shares of its common stock and assume approximately $566 million in long-term debt. The Company intends to account for this merger as a purchase transaction and expects to consummate this merger during the first half of 1998.

     On March 5, 1998 the Company announced an agreement with the Board of Directors of More Group Plc (More Group), an outdoor advertising company based in the United Kingdom, regarding the terms of a recommended cash offer to acquire all of the issued shares of More Group. The offer values each More Group share at L10.30 or approximately $17.00. The total value of this transaction will be approximately $735.7 million. This transaction is subject to certain regulatory approvals and other closing conditions. If these conditions are met, this transaction is expected to close during 1998. The Company intends to fund this transaction through the Credit Facility and additional funds generated from either equity and/or debt offerings.

  CAPITAL EXPENDITURES AND PROGRAM COMMITMENTS

     Capital expenditures in 1997 increased 57% to $31.0 million from $19.7 million in 1996. The majority of the increase was attributable to the purchase of display structures in the outdoor segment.

     Capital expenditures made during 1997 were as follows:

                                                              RADIO   TELEVISION(1)   OUTDOOR
                                                              -----   -------------   -------
                                                                  IN MILLIONS OF DOLLARS
Land and buildings..........................................  $4.6        $2.5         $ 1.7
Broadcasting and other equipment............................  $4.4        $4.5            --
Display structures and other equipment......................    --          --         $13.3
                                                              ----        ----         -----
                                                              $9.0        $7.0         $15.0

---------------

(1) Capital expenditures related to the conversion to digital television are expected to begin in the last quarter of 1998 and to be completed by the end of 2002.

     The Company's television stations and sports networks have entered into programming commitments to purchase the broadcast rights to various feature films, syndicated shows, sports events and other programming. Total commitments for such programming at December 31, 1997 were $38.8 million. These commitments were not available for broadcast at December 31, 1997, but are expected to become available over the next few years, at which time the commitments will be recorded. Most commitments are payable over a period not exceeding five years. The Company anticipates funding any subsequent broadcasting or outdoor capital expenditures and program commitments with the Credit Facility and cash flow generated from operations.

MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS

         The consolidated financial statements and notes related thereto were prepared by and are the responsibility of management. The financial statements and related notes were prepared in conformity with generally accepted accounting principles and include amounts based upon management's best estimates and judgments.

         It is management's objective to ensure the integrity and objectivity of its financial data through systems of internal controls designed to provide reasonable assurance that all transactions are properly recorded in the Company's books and records, that assets are safeguarded from unauthorized use, and that financial records are reliable to serve as a basis for preparation of financial statements.

         The financial statements have been audited by our independent auditors, Ernst & Young LLP, to the extent required by generally accepted auditing standards and, accordingly, they have expressed their professional opinion on the financial statements in their report included herein.

         The Board of Directors meets with the independent auditors and management periodically to satisfy itself that they are properly discharging their responsibilities. The independent auditors have unrestricted access to the Board, without management present, to discuss the results of their audit and the quality of financial reporting and internal accounting controls.

Lowry Mays
Chairman/Chief Executive Officer


Herbert W. Hill, Jr.
Senior Vice President/Chief Accounting Officer

                         REPORT OF INDEPENDENT AUDITORS


SHAREHOLDERS AND
BOARD OF DIRECTORS
CLEAR CHANNEL
COMMUNICATIONS, INC.

We have audited the accompanying consolidated balance sheets of Clear Channel Communications, Inc. and Subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Heftel Broadcasting Corporation, in which the Company has a 32% interest and of Australian Radio Network Pty Ltd, in which the Company has a 50% interest, have been audited by other auditors whose reports have been furnished to us; insofar as our opinion on the consolidated financial statements relates to data included for Heftel Broadcasting Corporation for 1997 and for the Australian Radio Network Pty Ltd, for 1996, it is based solely on their reports.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clear Channel Communications, Inc. and Subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                             Ernst & Young LLP



San Antonio, Texas
March 11, 1998

                       CLEAR CHANNEL COMMUNICATIONS, INC.
                          CONSOLIDATED BALANCE SHEETS


                                     ASSETS
                                     ------
                            In thousands of dollars

                                                     December 31,
                                                1997              1996

Current Assets

Cash and cash equivalents                    $   24,657       $   16,701
Accounts receivable, less allowance of
  $9,850 in 1997 and $6,067 in 1996             155,962           79,182
Film rights - current                            14,826           14,188
Income tax receivable                             3,202            3,093


          Total Current Assets                  198,647          113,164


Property, plant
and equipment

Land, buildings and improvements                 84,118           46,550
Structures and site leases                      487,857
Transmitter and studio equipment                215,755          153,255
Furniture and other equipment                    46,584           21,164
Construction in progress                         39,992            4,284


                                                874,306          225,253
Less accumulated depreciation                   128,022           77,415


                                                746,284          147,838
Intangible Assets

Network affiliation agreements                   33,727           33,727
Licenses and goodwill                         2,175,944          764,233
Covenants not-to-compete                         24,892           22,992
Other intangible assets                          19,593            8,712


                                              2,254,156          829,664
Less accumulated amortization                   141,066           78,646



                                              2,113,090          751,018
Other

Notes receivable                                 35,373           52,750
Film rights                                      14,171           13,437
Investments in, and advances to,
  nonconsolidated affiliates                    266,691          230,660
Other assets                                     30,122           10,807
Other investments                                51,259            5,037



          Total Assets                       $3,455,637       $1,324,711

                       CLEAR CHANNEL COMMUNICATIONS, INC.
                          CONSOLIDATED BALANCE SHEETS


LIABILITIES AND SHAREHOLDERS' EQUITY


                                                           December 31,
                                                      1997            1996

CURRENT LIABILITIES

Accounts payable                                  $    11,904       $     9,865
Accrued interest                                        9,950             6,272
Accrued expenses                                       34,489             8,236
Deferred income                                         1,340             1,300
Current portion of long-term debt                      13,294             1,479
Current portion of film rights liability               15,875            16,310



          Total Current Liabilities                    86,852            43,462

Long-term debt                                      1,540,421           725,132
Film rights liability                                  15,551            13,797
Deferred income taxes                                  10,114            11,283
Deferred income                                         9,750            11,250
Other long-term liabilities                            25,378                --
Minority interest                                      20,787             6,356


SHAREHOLDERS' EQUITY

Preferred Stock, par value $1.00 per share,
   authorized 2,000,000 shares, no shares
   issued and outstanding                                  --                --
Common Stock, par value $.10 per share,
   authorized 150,000,000 and 100,000,000
   shares, issued and outstanding
   98,232,893 and 76,992,078 shares in
   1997 and 1996, respectively                          9,823             7,699
Additional paid-in capital                          1,541,865           398,622
Retained earnings                                     169,631           106,055
Other                                                   2,398             1,226
Unrealized gain on investments                         23,754                --
Cost of shares (38,207 in 1997 and 26,878
   in 1996) held in treasury                             (687)             (171)


          Total Shareholders' Equity                1,746,784           513,431


          Total Liabilities And
           Shareholders' Equity                   $ 3,455,637       $ 1,324,711




                 See Notes to Consolidated Financial Statements

                       CLEAR CHANNEL COMMUNICATIONS, INC.
                      CONSOLIDATED STATEMENTS OF EARNINGS

In thousands of dollars, except per share data

                                                         Year Ended December 31,

                                                   1997            1996             1995


Gross revenue                                    $ 790,178       $ 398,094        $ 283,357
Less: agency commissions                            93,110          46,355           33,298


Net revenue                                        697,068         351,739          250,059




Operating expenses                                 394,404         198,332          137,504
Depreciation and amortization                      114,207          45,790           33,769


Operating income before corporate expenses         188,457         107,617           78,786

Corporate expenses                                  20,883           8,527            7,414

Operating income                                   167,574          99,090           71,372

Interest expense                                    75,076          30,080           20,752
Other income (expense) - net                        11,579           2,230             (803)


Income before income taxes                         104,077          71,240           49,817
Income taxes                                        47,116          28,386           20,292

Income before equity in earnings
   (loss) of nonconsolidated affiliates             56,961          42,854           29,525
Equity in earnings (loss) of
   nonconsolidated affiliates                        6,615          (5,158)           2,489



Net income                                       $  63,576       $  37,696        $  32,014






Net income per common share:

   Basic                                         $     .72       $     .51        $     .46



   Diluted                                       $     .67       $     .51        $     .46



                 See Notes to Consolidated Financial Statements

                      CLEAR CHANNEL COMMUNICATIONS, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY



In thousands of dollars

                                                                                Cumulative
                                                 Additional                     Translation  Unrealized
                                         Common   Paid-in         Retained      Adjustment    Gain on      Treasury
                                         Stock    Capital         Earnings       and Other   Investments    Stock       Total
                                        ------- -----------      ----------     -----------  -----------   --------   ----------

Balances at January 1, 1995             $1,723     $92,535        $36,346        $    --       $    --      $ (71)      $130,533
Net income for year                                                32,014                                                 32,014
Exercise of stock options                    7         627                                                   (100)           534
Currency translation adjustment                                                      102                                     102
Unrealized gains on investments,
   net of tax                                                                                      530                       530
Stock split                              1,729      (1,729)                                                                   --
                                        ------  ----------       --------        ------        -------     ------     ----------


Balances at December 31, 1995            3,459      91,433         68,360            102           530       (171)       163,713


Net income for year                                                37,695                                                 37,695
Exercise of stock options                    5         301                                                                   306
Proceeds from sale of Common Stock         385     310,738                                                               311,123
Currency translation adjustment                                                    1,124                                   1,124
Reversal of unrealized gains on
   investments, net of tax                                                                        (530)                     (530)
Stock split                              3,850      (3,850)                                                                   --
                                        ------  ----------       --------        ------        -------     ------     ----------


Balances at December 31, 1996            7,699     398,622        106,055         1,226             --       (171)       513,431


Net income for year                                                63,576                                                 63,576
Proceeds from sale of Common Stock       1,409     790,310                                                               791,719
Common Stock and stock option
  issued for business acquisition          665     348,023                        6,633                                  355,321
Exercise of stock options                   50       4,910                         (397)                     (516)         4,047
Currency translation adjustment                                                  (5,064)                                  (5,064)
Unrealized gains on investments,
   net of tax                                                                                   23,754                    23,754
                                        ------  ----------       --------        ------        -------     ------     ----------

Balances at December 31, 1997           $9,823  $1,541,865       $169,631        $2,398        $23,754     $ (687)    $1,746,784
                                        ======  ==========       ========        ======        =======     ======     ==========



                 See Notes to Consolidated Financial Statements

                       CLEAR CHANNEL COMMUNICATIONS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                            In thousands of dollars

                                                             Year Ended December 31,


                                                      1997             1996             1995

Cash Flows From
Operating Activities:

Net income                                         $  63,576        $  37,696        $  32,014


Reconciling Items:

Depreciation                                          51,700           19,337           15,380
Amortization of intangibles                           62,507           26,453           18,389
Deferred taxes                                        18,300            5,730            2,953
Amortization of film rights                           16,735           15,038           11,263
Payments on film liabilities                         (17,289)         (14,627)         (10,353)
Recognition of deferred income                        (1,460)            (810)              --
(Gain) loss on disposal of assets                     (1,129)             (41)             405
Gain on sale of other investments                     (3,819)              --               --
Equity in (earnings) loss of non-
   consolidated affiliates                            (2,778)           7,933               --
Dividends received from nonconsolidated
   affiliates                                             --            7,207               --
Decrease minority interest                              (617)              --               --


Changes in operating assets and liabilities:

Increase accounts receivable                         (20,752)         (10,606)         (11,545)
Increase deferred income                                  --           13,360               --
Increase (decrease) accounts payable                  (5,271)           4,489             (372)
Increase (decrease) accrued interest                   3,598            5,764             (233)
Increase (decrease) accrued expenses
   and other liabilities                               1,628             (320)           3,831
Increase (decrease) accrued income
   and other taxes                                      (109)          (8,999)           2,598



Net cash provided by operating activities          $ 164,820        $ 107,604        $  64,330

                                                                Year Ended December 31,
                                                        1997               1996               1995
Cash Flows From
Investing Activities:

Decrease in restricted cash                         $        --        $        --        $    38,500
Decrease (increase) in notes receivable - net            17,377            (52,750)                --
Increase in investments in and advances
   to nonconsolidated affiliates - net                  (38,317)          (163,295)           (81,279)
Purchases of investments                                (25,101)            (3,113)              (500)
Proceeds from sale of investments                         6,333                 --                 --
Purchases of property, plant and equipment              (30,956)           (19,723)           (15,110)
Proceeds from disposal of assets                          2,410                 16                383
Acquisition of broadcasting assets                     (784,204)          (550,630)          (105,136)
Acquisition of outdoor assets                          (490,345)                --                 --
Increase in other intangible assets                     (10,881)            (2,895)            (1,870)
(Increase) decrease in other-net                          7,891             (4,374)             5,340


Net cash used in investing activities                (1,345,793)          (796,764)          (159,672)


Cash Flows From
Financing Activities:

Proceeds of long-term debt                            2,013,160            718,575            162,600
Payments on long-term debt                           (1,614,821)          (326,400)           (64,800)
Payments of current maturities                           (5,176)            (3,134)            (4,419)
Proceeds from exercise of stock options                   4,047                306                534
Proceeds from issuance of common stock                  791,719            311,123                 --


Net cash provided by financing activities             1,188,929            700,470             93,915


Net increase (decrease) in cash and
   cash equivalents                                       7,956             11,310             (1,427)

Cash and cash equivalents at
   beginning of year                                     16,701              5,391              6,818


Cash and cash equivalents
   at end of year                                   $    24,657        $    16,701        $     5,391



                 See Notes to Consolidated Financial Statements

                       CLEAR CHANNEL COMMUNICATIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

The consolidated financial statements include the accounts of the Company and its subsidiaries, substantially all of which are wholly-owned. Significant intercompany accounts have been eliminated in consolidation. Investments in nonconsolidated affiliates are accounted for using the equity method of accounting. Certain amounts in prior years have been reclassified to conform to the 1997 presentation.


Cash and Cash Equivalents:

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.


Prepaid Land Lease:

Most of the Company's outdoor advertising structures are located on leased land. Land rents are typically paid in advance for periods ranging from one to twelve months. Prepaid land leases are expensed ratably over the related rental term.


Film Rights:

The capitalized costs of film rights are recorded when the license period begins and the film rights are available for use. The rights are amortized based on the number of showings or license period.

Unamortized film rights assets are classified as current or noncurrent based on estimated usage. Amortization of film rights is included in operating expenses. Film rights liabilities are classified as current or noncurrent based on anticipated payments.

Property, Plant and Equipment:

Property, plant and equipment are stated at cost. Depreciation is computed principally by the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

         Buildings - 10 to 30 years
         Structures and site leases - 10 to 20 years
         Transmitter and studio equipment - 7 to 15 years
         Furniture and other equipment - 5 to 10 years
         Leasehold improvements - generally life of lease

Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

Intangible Assets:

Intangible assets are stated at cost and are being amortized using the straight-line method.

Excess cost over the fair value of net assets acquired (goodwill) and certain licenses are generally amortized over 25 years. Covenants not-to-compete are amortized over the respective lives of the agreements. Network affiliation agreements are amortized over 10 years. Leases are amortized over the remaining lease terms.

The periods of amortization are evaluated annually to determine whether circumstances warrant revision.


Long-Lived Assets:

Impairment losses on long lived assets (including related goodwill) are recognized when indicators of impairment are present and the estimated future undiscounted cash flows are not sufficient to recover the assets' carrying value.


Other Investments:

Other investments are composed primarily of equity securities. These securities are classified as available-for-sale and carried at fair value based on quoted market prices. The unrealized gains or losses on these investments, net of tax, are reported as a separate component of shareholders' equity. The average cost method is used to compute the realized gains and losses on sales of equity securities.


Financial Instruments:

The carrying amounts of financial instruments approximate their fair value.


Income Taxes:

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.


Revenue Recognition:

Radio and television broadcast revenue is recognized as advertisements or programs are broadcast and is generally billed monthly. Outdoor advertising provides services under the terms of contracts covering periods up to three years, which are generally billed monthly. Revenue for outdoor advertising space rental is recognized ratably over the term of the contract. Revenues from design, production and certain other services are recognized as the services are provided. Payments received in advance of billings are recorded as deferred revenue.

Revenue from barter transactions is recognized when advertisements are broadcast or outdoor advertising space is utilized. Merchandise or services received are charged to expense when received or used.


Interest Rate Protection Agreements:

Periodically, the Company enters into interest rate swap agreements to modify the interest characteristics of its outstanding debt. Each interest rate swap agreement is designated with all or a portion of the principal balance and term of a specific debt obligation. These agreements involve the exchange of amounts based on a fixed interest rate for amounts based on variable interest rates over the life of the agreement without an exchange of the notional amount upon which the payments are based. The differential to be paid or received as interest rates change is accrued and recognized as an adjustment to interest expense related to the debt. The fair value of the swap agreements and changes in the fair value as a result of changes in market interest rates are not significant.


Foreign Currency:

Foreign currency translation adjustments, which result from the translation of financial statement information into U.S. dollars for the Company's investments in Australian Radio Network Pty Ltd. (ARN) and New Zealand Radio Network (NZRN), are accounted for as a separate component of shareholders' equity. Transaction gains or losses are recorded as income or expense as incurred.


Stock Based Compensation:

The Company uses the intrinsic value method in accounting for its stock based employee compensation plan.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


Earnings Per Share:

In 1997, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share. The adoption of this new accounting standard, which required the restatement of all presented periods' earnings per share data, did not have a material impact on the Company.

NOTE B - BUSINESS ACQUISITIONS

In April of 1997, the Company acquired approximately 93% of the outstanding stock of Eller Media, Inc. (Eller). Eller's operations included approximately 50,000 outdoor advertising display faces in 15 major metropolitan markets. As consideration for the stock acquired, the Company paid cash of approximately $329 million and issued common stock of the Company in the aggregate value of approximately $298 million. In addition, the Company issued options on the Company's common stock with an aggregate value of approximately $51 million in connection with the assumption of Eller's outstanding stock options. In addition, the Company assumed approximately $417 million of Eller's long-term debt, which was refinanced at the closing date using the Company's credit facility. This acquisition was accounted for as a purchase with resulting goodwill of approximately $655 million. Subsequent to the acquisition of Eller, the Company has acquired approximately 3,000 additional display faces and executed license management agreements for approximately 4,000 display faces, for an aggregate consideration of $161.7 million.

Also during 1997, the Company acquired substantially all of the broadcasting assets of 70 radio stations, including four stations that the Company acquired an 80% interest therein, and six news, sports and agricultural networks in 22 markets. The most significant acquisition was 43 radio stations, six news, sports and agricultural networks and approximately 350 display faces acquired from Paxson Communications, Inc. for approximately $629 million during the fourth quarter of 1997. During 1996 the Company acquired substantially all of the broadcasting assets of 49 radio stations, and two television stations in 20 markets. During 1995, the Company acquired substantially all of the broadcasting assets of three radio stations, including two stations that the Company acquired an 80% interest therein, two television stations and one news and agricultural network in three markets. At December 31, 1997, the Company programmed 17 radio stations and seven television stations under a local marketing agreement or a joint sales agreement and does not own the FCC license.


The following is a summary of the assets acquired and the consideration given for the above stated acquisitions:




                            In thousands of dollars

                                 1997               1996               1995
Property, plant and
  equipment                  $   629,207        $    47,579        $    15,013
Accounts receivable               56,028             15,656              3,095
Licenses, goodwill and
  other assets                 1,460,505            488,251             93,716



Total assets acquired          2,145,740            551,486            111,824
Less:
Seller financing                  (1,400)              --                 --
Liabilities assumed             (507,456)              (856)            (5,288)
Minority interest                (15,047)              --                 --
Common Stock and
  stock options issued          (348,688)              --                 --


Cash paid for
  acquisitions               $ 1,274,549        $   550,630        $   105,136

The results of operations for 1997, 1996, and 1995 include the operations of each station, for which the Company purchased the license, from the respective date of acquisition. Unaudited pro forma consolidated results of operations, assuming each of the acquisitions had occurred at January 1, 1995, would have been as follows:

                              Pro Forma (Unaudited)
                             Year Ended December 31,
                 In thousands of dollars, except per share data

                              1997            1996             1995
Net revenue                  $ 831,814       $ 670,481        $ 665,015
Net income (loss)            $  29,891       $ (22,773)       $ (23,930)
Net income (loss) per
  common share-diluted       $     .28       $    (.30)       $    (.32)

The pro forma information above is presented in response to applicable accounting rules relating to business acquisitions and is not necessarily indicative of the actual results that would have been achieved had each of the businesses been acquired at the beginning of 1995, nor is it indicative of future results of operations.


NOTE C - INVESTMENTS

Australian Radio Network:

In May of 1995, the Company purchased a 50% interest in ARN, an Australian company that owns and operates radio stations, a narrowcast radio broadcast service and a radio representation company in Australia.

New Zealand Radio Network:

In July 1996 the Company purchased a one-third interest in NZRN, which purchased all of the stock of Radio New Zealand Commercial, formerly a government-owned company consisting of 52 radio stations throughout New Zealand.


Heftel Broadcasting Corporation:

In May of 1995, the Company purchased 21.4% of the outstanding common stock of Heftel Broadcasting Corporation (Heftel) a Spanish-language radio broadcaster in the United States. In August of 1996, the Company purchased an additional 41.8% of the outstanding common stock of Heftel. In January of 1997, the Company purchased an interest from the Tichenor family, which was subsequently exchanged for Heftel common stock at the time of Heftel's merger with Tichenor Media System, Inc. (Tichenor), another Spanish-language radio broadcaster with stations in major Hispanic markets in the United States. In February of 1997, the Company sold 350,000 shares of its Heftel common stock as a selling shareholder in a secondary stock offering in which Heftel issued an additional
4.8 million shares of common stock. The Company recognized a gain of approximately $6.2 million as a result of this transaction. Also, Heftel issued another 5.6 million shares of its common stock in connection with its merger with Tichenor. As a result of these transactions, the Company's interest in Heftel was 32.3% of the total number of shares of Heftel's common stock outstanding at December 31, 1997.


American Tower Corporation:

In July of 1997 the Company purchased a thirty percent (30%) interest in American Tower Corporation (ATC), the leading independent domestic owner and operator of wireless communication towers.

The following table summarizes the Company's investments in these nonconsolidated affiliates:

                            In thousands of dollars
                                       ARN      NZRN     Heftel       ATC       Total

At December 31, 1996                $73,242   $29,393   $128,025  $    --    $230,660
Acquisition of 30% of ATC                                          32,510      32,510
Additional investment, net            8,807       944     (3,989)      45       5,807
Equity in net
   earnings (loss)                    1,323    (4,202)     6,909      274       4,304
Amortization of
   excess cost                           --        --     (1,097)    (429)     (1,526)
Foreign currency translation
  adjustment                         (2,763)   (2,301)        --       --      (5,064)

At December 31, 1997                $80,609   $23,834   $129,848  $32,400    $266,691


These investments are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as "Investments in, and advances to, nonconsolidated affiliates". The Company's interests in their operations are recorded in the income statement as "Equity in earnings (loss) of nonconsolidated affiliates". Other income derived from transactions with nonconsolidated affiliates consists of interest and management fees which aggregated $6.4 million in 1997, $4.5 million in 1996 and $1.4 million in 1995, less applicable income taxes of $2.5 million in 1997, $1.7 million in 1996 and $.4 million in 1995. Equity in the undistributed earnings (loss) included in "Retained earnings" for these investments was $2.1 million and $(2.2) million for December 31, 1997 and 1996, respectively.


Summarized Financial Information:

The following table presents summarized financial information for ARN and
Heftel:

Balance sheet information at December 31, 1997:


                            In thousands of dollars
                                                             ARN(1)             Heftel

Current assets                                              $ 12,633           $36,695
Noncurrent assets                                            215,119           475,554
Current liabilities                                           31,263            25,725
Noncurrent liabilities                                       121,705            96,564
Shareholders' equity                                          74,784           389,960

Income statement information for period investment held in 1997:

Net revenues                                                 $72,116          $136,584
Operating expenses                                            52,077            82,064
Net income                                                    10,749            18,772

(1) For presentation purposes only, data for ARN has been translated into U.S. dollars at the December 31, 1997 exchange rate and has been presented in conformity with Australian GAAP. The Company's equity in net income of ARN, which is based on U.S. GAAP, is not directly comparable to net income reported by ARN. The most significant difference involves the charge against results of operations for the amortization of radio licenses under U.S. GAAP, which is not recorded under Australian GAAP. The Company's share of such amortization for its investment in ARN was $2.9 million for the year ended December 31, 1997.

Notes Receivable:

During 1997 and 1996, the Company provided approximately $35.4 million and $52.8 million respectively, in financing to third parties. The financing provided in 1997 was used to affect the acquisition of radio broadcasting operations. A total of $21.4 million was relieved as consideration for six FCC licenses acquired during January 1998. The remaining $14 million will be relieved as consideration for three FCC licenses expected to be acquired during the first half of 1998. The financing provided in 1996 was in the form of loans secured by the assets of certain radio stations. These loans, which were paid in full during 1997, were accounted for as notes receivable, with the related interest income recorded in other income.


Other Investments:

Other investments at December 31, 1997 include marketable equity securities recorded at market value of $62.2 million (cost basis of $23.9 million). During 1997, realized gains of $3.8 million were recorded in "Other income (expense) - net." At December 31, 1997, unrealized gains, net of tax, of $23.8 million were recorded as a separate component of shareholders equity.










NOTE D -
LONG-TERM DEBT

Long-term debt at December 31, 1997 and 1996 consisted of the following:

In thousands of dollars

                                               December 31,
                                           1997             1996
Debentures, 7.25%, interest
payable semi-annually on
April 15 and October 15,
beginning April 15, 1998,
principal to be paid in full
on October 15, 2027.(1)                 $  300,000         $  --

Revolving long-term line of
credit facility payable to banks,
three years interest only through
September 1999, payable quarterly,
rate based upon prime, LIBOR or
Fed funds rate, (6.3% at December
31, 1997) at the Company's
discretion, principal to be paid
in full by June 2005, $534.8 million
remains undrawn, secured by 100%
of the Common Stock of the Company's
wholly owned subsidiaries (2)            1,215,221          717,175

Other long-term debt                        38,494            9,436


                                         1,553,715          726,611
Less: current portion                       13,294            1,479


Total long-term debt                    $1,540,421         $725,132



(1) Proceeds from issuance of debentures totaled $294.3 million, net of fees and initial offering discount. The fees and initial offering discount are being amortized as interest expense over 30 years and at December 31, 1997, were $5.7 million.

(2) This facility converts into a reducing revolving line of credit on the last business day of September 2000, with quarterly repayment of the principal to begin on that date and continue quarterly through the last business day of June 2005, when the commitment must be paid in full. Of the $534.8 million undrawn, $9.6 million is unavailable due to a guarantee and $27.7 million is unavailable due to letters of credit. This leaves $497.5 million available at December 31, 1997 for future borrowings under the credit facility.

The Company's current line of credit agreement with banks contains certain covenants that substantially restrict, among other matters, the payment of cash dividends and the pledging of assets.

Future maturities of long-term debt at December 31, 1997 are as follows:

In thousands of dollars
         1998                     $13,294
         1999                       7,344
         2000                       2,185
         2001                       2,200
         2002                      88,994
         2003 and thereafter    1,439,698

                               $1,553,715

The Company currently hedges a portion of its outstanding debt with interest rate swap agreements that effectively fix the interest at rates from 5.5% to 8.5% on $565 million of its current borrowings. These agreements expire from February 1998 to October 2000. The fair value of these agreements at December 31, 1997 and settlements of interest during 1997 were not material.


NOTE E - COMMITMENTS

The Company leases office space, certain broadcasting facilities, equipment and the majority of the land occupied by its outdoor advertising structures under long-term operating leases. Some of the lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index or a maximum of 5%), as well as provisions for the payment of utilities and maintenance by the Company. As of December 31, 1997, the Company's future minimum rental commitments, under noncancelable lease agreements with terms in excess of one year, consist of the following:

In thousands of dollars
         1998                      $37,596
         1999                       32,448
         2000                       26,714
         2001                       22,898
         2002                       18,315
         2003 and thereafter        71,064

                                  $209,035

Rent expense charged to operations for 1997, 1996 and 1995 was $76.5 million, $5.3 million and $4.5 million, respectively.

The Company's film rights commitments and related film assets are recorded on the earliest date the rights are available for telecast. At December 31, 1997, the future payments on these film rights liabilities are as follows:

In thousands of dollars
         1998                     $15,875
         1999                       9,359
         2000                       5,472
         2001                         676
         2002                          44

                                  $31,426

Commitments for additional film license agreements in the amount of $26.3 million have been executed; however, they are not included in the amounts above because the programs were not available for telecast as of December 31, 1997. In addition, commitments for sports rights have been executed in the amount of $8.3 million for future radio and television broadcast of sporting events.


NOTE F - CONTINGENCIES

From time to time, claims are made and lawsuits are filed against the Company, arising out of the ordinary business of the Company. In the opinion of the Company's management, liabilities, if any, arising from these actions are either covered by insurance or adequate reserves, or would not have a material adverse effect on the financial condition of the Company.

In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by federal and state laws mandating compensation for such loss and constitutional restraints.


NOTE G - INCOME TAXES

Significant components of the provision for income taxes are as follows:

                            In thousands of dollars

                             1997            1996             1995
Current - federal          $28,321        $22,214           $16,085
Deferred                    18,299          5,730             2,953
State                        3,012          2,159             1,692

Total                      $49,632        $30,103           $20,730

Included in current-federal is $2.5 million, $1.7 million and $.4 million for 1997, 1996 and 1995, respectively, related to taxes on other income from nonconsolidated affiliates, which has been included as a reduction in "Equity in earnings (loss) of nonconsolidated affiliates". The remaining $47.1 million, $28.4 million and $20.3 million for 1997, 1996 and 1995, respectively, have been reflected as income tax expense.

Significant components of the Company's deferred tax liabilities and assets as of December 31, 1997 and 1996 are as follows:


                             In thousands of dollars

                                             1997             1996

Deferred Tax Liabilities:
Excess tax depreciation                   $18,190            $7,409
Excess tax amortization                    13,514             4,868
Film amortization                             809               809
Basis reduction of
   acquired assets                          2,670               413
Gain on sale of assets                      3,175               --
Other                                         752               --

Total deferred tax liabilities             39,110            13,499

Deferred Tax Assets:
Gain on sale of assets                        386               374
Deferred income                             6,291               --
Operating loss carry forwards              11,087             1,581
Accrued expenses                            8,603               --
Bad debt reserves                           1,903               --
Other                                         726               261

Total deferred tax assets                  28,996             2,216


Net deferred tax liabilities              $10,114           $11,283



The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense is:

                            In thousands of dollars

                                      1997              1996              1995

                                     Amount  Percent   Amount  Percent   Amount  Percent

Income tax expense
  at statutory rates                $38,772   35%      $26,651   35%     $17,926   35%
State income taxes, net
  of federal tax benefit              1,958    2%        1,403    2%       1,100    2%
Amortization of goodwill              7,093    6%        1,493    2%       1,543    4%
Other - net                           1,809    2%          556    1%         161

                                    $49,632   45%      $30,103   40%     $20,730   41%

The Company has certain net operating loss carryforwards amounting to approximately $29.2 million, which expire beginning in the year 2011.

NOTE H - CAPITAL STOCK

Stock Splits and Dividends:
In October 1996 and October 1995, the Board of Directors authorized two-for-one stock splits distributed on December 2, 1996 and November 30, 1995, respectively, to stockholders of record on November 13, 1996 and November 15, 1995, respectively.

A total of 38.5 million and 17.3 million shares, respectively, were issued in connection with the 1996 and 1995 stock splits. All share, per share, stock price and stock option amounts shown in the financial statements (except the Consolidated Statement of Changes in Shareholders' Equity) and related footnotes have been restated to reflect the stock splits.

Eller Put/Call Agreement:

The Company granted to the former Eller stockholders certain demand and piggyback registration rights relating to the shares of common stock received by them. The holders of the remaining outstanding shares of Eller capital stock, not purchased by the Company, have the right to put such stock to the Company for approximately 1.1 million shares of the Company's common stock until April 10, 2002. From and after April 10, 2004, the Company will have the right to call this minority interest stake in Eller for 1.1 million shares of the Company's common stock.


Reconciliation Of
Earnings Per Share:

                      In thousands, except per share data

                                     1997     1996     1995

Numerator:
Net income                         $63,576   $37,696  $32,014

Effect of dilutive securities:
   Eller put/call agreement         (2,577)       --       --


Numerator for net income per
   common share-diluted            $60,999   $37,696  $32,014



Denominator:
Weighted average
  common shares                     88,480    73,422   69,092
Effect of dilutive securities:
   Employee stock options            2,220     1,208      978
   Eller put/call agreement            815        --       --

Dilutive potential
   common shares                     3,035     1,208      978



Denominator for net income
   per common
   share-diluted                    91,515    74,630   70,070



Net income per common share:
   Basic                              $.72      $.51     $.46


   Diluted                            $.67      $.51     $.46


Stock Options:

The Company has granted options to purchase its common stock to employees and directors of the Company and its affiliates under various stock option plans at no less than the fair market value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. All option plans contain antidilutive provisions that require the adjustment of the number of shares of the Company common stock represented by each option for any stock splits or dividends.

The following table presents a summary of the Company's stock options outstanding at and stock option activity during the years ended December 31, 1997, 1996 and 1995:


                  In thousands, except per share data

                                   Weighted                    Average Price
                                   Options                       Per Share


Options outstanding at
    January 1, 1997                1,638                      $9.00
Options granted in acquisition     1,468                      13.00
Options granted                      346                      44.00
Options exercised                   (495)                      5.00
Options forfeited                    (28)                     34.00

Options outstanding at
   December 31, 1997 (1)           2,929                      16.00




Weighted average fair value of
  options  granted during 1997                                35.00

Options outstanding at
   January 1, 1996                1,528                        6.00
Options granted                     233                       28.00
Options exercised                  (107)                       3.00
Options forfeited                   (16)                      34.00

Options outstanding at
   December 31, 1996              1,638                        9.00



Weighted average fair value of
    options granted during 1996                               12.00

Options outstanding at
    January 1, 1995               1,657                        5.00
Options granted                     195                       14.00
Options exercised                  (264)                       2.00
Options forfeited                   (60)                       8.00


Options outstanding at
   December 31, 1995              1,528                        6.00




Weighted average fair value of
   options granted during 1995                                 6.00

(1) Vesting dates range from March 1993 to October 2002, and expiration dates range from January 1998 to April 2007 at exercise prices ranging from $3.26 to $61.00. There were 1.8 million shares available for future grants under the various option plans at December 31, 1997.

The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1996: risk-free interest rates of 6.0%; a dividend yield of 0%. The volatility factors of the expected market price of the Company's common stock used was 31% and 34% for 1997 and 1996, respectively, and the weighted-average expected life of the option was five and six years for 1997 and 1996, respectively.

Pro forma net income and earnings per share, assuming that the Company had accounted for its employee stock options using the fair value method and amortized such to expense over the options vesting period is as follows:

                      In thousands, except per share data
                             1997     1996
Net Income
   As reported             $63,576  $37,696
   Pro forma               $61,739  $37,498

Net income per common share
   Basic
      As reported          $   .72  $   .51
      Pro forma            $   .70  $   .51

   Diluted
      As reported          $   .67  $    51
      Pro forma            $   .67  $   .50

In February 1991, CCTV, a wholly owned subsidiary of the Company, adopted the 1991 Non-Qualified Stock Option Plan which authorized the granting of options to purchase 50,000 shares of CCTV Common Stock. In February 1993, CCTV elected to discontinue the granting of options under this plan. At December 31, 1997, there were 9,500 options outstanding under this plan, with an exercise date of January 1, 1999.

At December 31, 1997, common shares reserved for future issuance aggregated approximately six million shares.


NOTE I - EMPLOYEE BENEFIT PLANS

The Company has a 401(k) Savings Plan (Plan) for the purpose of providing retirement benefits for substantially all employees. Both the employees and the Company make contributions to the Plan. The Company matches a portion of an employee's deferred compensation to a maximum of $9,500 in 1997. Company matched contributions vest to the employees based upon their years of service to the Company. Contributions to this Plan of $1.2 million, $.7 million and $.5 million were charged to expense for 1997, 1996 and 1995, respectively.


NOTE J - SUPPLEMENTAL INFORMATION

                            In thousands of dollars
                                     1997             1996              1995

Supplemental Cash Flow:
  Cash paid for interest           $71,399          $24,316           $20,985
  Cash paid for taxes               49,741           35,669            18,132

Other Income (Expense) - net:
  Realized gains on sale
    of marketable securities       $10,019
  Gain on disposal
     of fixed assets                 2,027
  Minority interest                   (848)
  Interest income
     from notes receivable                          $ 1,779

Depreciation and Amortization:
  Goodwill and licenses            $49,800          $19,700            $9,900


                                                      1997      1996

Other Current and Long-Term Liabilities:
  Acquisition accrual                               $15,236
  Accrued compensation and benefits                  12,159   $6,080
  Outdoor advertising structure
     takedown accrual                                11,539
  Accrued insurance                                   5,915
  Accrued property tax                                5,089

NOTE K - SEGMENT DATA

The Company consists of three principal business segments radio broadcasting, television broadcasting and outdoor advertising. At December 31, 1997, the radio segment included 156 stations for which the Company is the licensee and 17 stations operated under lease management or time brokerage agreements. These 173 stations operate in 40 markets. The radio segment also operates eight networks including seven news and agriculture and one sports network.

At December 31, 1997, the television segment included 11 television stations for which the Company is the licensee and seven stations operated under lease management or time brokerage agreements. These 18 stations operate in 11 markets.

At December 31, 1997, the outdoor segment operated 57,660 advertising display faces including 3,697 displays under license management agreements. These display faces are in 17 markets.

Substantially all revenues are from unaffiliated companies.




                            In thousands of dollars

                                      1997            1996               1995


Net revenue
Radio                              $332,571         $217,189          $144,244
Television                          157,062          134,550           105,815
Outdoor                             207,435               --                --


Consolidated                       $697,068         $351,739          $250,059

Operating expenses
Radio                              $201,182         $126,628           $87,531
Television                           85,132           71,704            49,973
Outdoor                             108,090               --                --


Consolidated                       $394,404         $198,332          $137,504

Depreciation
Radio                               $13,252           $8,916            $6,974
Television                           11,563           10,420             8,406
Outdoor                              26,885               --                --


Consolidated                        $51,700          $19,336           $15,380

Amortization of intangibles
Radio                               $35,215          $18,840           $13,007
Television                            6,353            7,614             5,382
Outdoor                              20,939               --                --


Consolidated                        $62,507          $26,454           $18,389

Operating income
Radio                               $82,922          $62,805           $36,732
Television                           54,014           44,812            42,054
Outdoor                              51,521               --                --


Consolidated                       $188,457         $107,617           $78,786

Total identifiable assets
Radio                            $1,840,908       $1,079,853          $340,685
Television                          310,693          244,858           222,326
Outdoor                           1,304,036               --                --


Consolidated                     $3,455,637       $1,324,711          $563,011

Capital expenditures
Radio                                $8,913           $7,447            $5,243
Television                            7,011           12,276             9,867
Outdoor                              15,032               --                --


Consolidated                        $30,956          $19,723           $15,110


NOTE L -
SUBSEQUENT EVENTS

In January 1998 the Company closed its acquisitions of WMXC-FM, WNTM-AM, WDWG-FM, WKSJ-AM, WKSJ-FM and WRKH-FM, and signed a joint sales agreement for WNSP-FM in Mobile, Alabama for approximately $24.0 million, acquired KDON-FM, KDON-AM, KRQC-FM, KTOM-FM, KTOM-AM and KOCN-FM in Monterey, CA for approximately $23.2 million and acquired WODE-AM and WEEX-FM in Allentown, PA for approximately $29.0 million.

In February 1998 the Company closed its acquisitions of WJMI-FM, WKXI-AM/FM, and WOAD-AM in Jackson, MS, for approximately $20.0 million.

On October 23, 1997 the Company entered into a definitive agreement to merge with Universal Outdoor Holdings, Inc., (Universal) an international corporation with over 34,000 display faces in 23 markets. The merger, which is subject to certain closing conditions and regulatory approvals, is structured as an exchange of stock; each share of Universal common stock will be exchanged for
 .67 shares of the Company's stock. On February 6, 1998, the Universal common stock shareholders voted to approve the adoption of the agreement and plan of merger between Universal and the Company. Upon consummation of this merger, the Company will issue approximately 19.3 million shares of its common stock (valued at approximately $1,202 million) and assume approximately $566 million in long-term debt. The Company intends to account for this merger as a purchase transaction and expects to consummate this merger during the first half of 1998.

On March 5, 1998 the Company announced an agreement with the Board of Directors of More Group, Plc (More Group) regarding the terms of a recommended cash offer to acquire all of the issued shares of More Group. The offer values each More Group share at (pound)10.30 or approximately $17.00. The total value of this transaction is approximately (pound)475 million or, $735.7 million. More Group, based in the United Kingdom, operates over 90,000 advertising displays in 22 countries. This transaction is subject to certain regulatory approvals and other closing conditions. If these conditions are met, this transaction is expected to close during 1998.



NOTE M - QUARTERLY RESULTS OF OPERATIONS (Unaudited)

                 In thousands of dollars, except per share data

                                      March 31,             June 30,            September 30,          December 31,
                                   1997       1996       1997      1996       1997        1996       1997       1996
Gross revenue                    $110,831    $70,140   $212,200   $92,406   $209,050    $107,189   $258,097   $128,359


Net revenue                      $ 98,289    $62,208   $186,779   $81,370   $184,108    $ 94,839   $227,892   $113,322
Operating expenses                 63,055     38,230    103,678    43,762     99,809      53,409    127,862     62,931
Depreciation and amortization      15,946      8,755     32,724    10,589     31,546      13,022     33,991     13,424


Operating income before
   corporate expenses              19,288     15,223     50,377    27,019     52,753      28,408     66,039     36,967
Corporate expenses                  2,854      1,674      5,017     1,804      5,828       2,170      7,184      2,879



Operating income                   16,434     13,549     45,360    25,215     46,925      26,238     58,855     34,088
Interest expense                   11,046      5,424     21,268     6,322     19,490       8,033     23,272     10,301
Other income
    (expense)- net                  6,259        206     (1,060)      (19)     2,442         480      3,938      1,563



Income before income taxes         11,647      8,331     23,032    18,874     29,877      18,685     39,521     25,350
Income taxes                        4,962      2,810     12,345     7,356     14,335       7,261     15,474     10,959



Income before equity in
   earnings  (loss) of
   nonconsolidated affiliates       6,685      5,521     10,687    11,518     15,542      11,424     24,047     14,391
Equity in earnings (loss) of
  nonconsolidated affiliates          914        717      4,407     1,030      3,067      (8,375)    (1,773)     1,470



Net income                       $  7,599   $  6,238   $ 15,094  $ 12,548   $ 18,609    $  3,049   $ 22,274   $ 15,861




Net income per
   common share: (1)
    Basic                        $    .10   $    .09   $    .18  $    .18   $    .21    $    .04   $    .23   $    .21




    Diluted                      $    .10   $    .09   $    .16  $    .18   $    .19    $    .04   $    .22   $    .20




Stock price: (1)
  High                           $49.6250   $29.5625   $63.3750  $43.3750   $68.7500    $45.2500   $79.4375   $44.5625
  Low                             34.2500    20.3750    42.7500   26.7500    58.6250     35.6250    60.0000    30.5000

(1) Adjusted for two-for-one stock split effected in December 1996.

The Company's Common Stock is traded on the New York Stock Exchange under the symbol CCU.

                                       Results of operations information:

In thousands of dollars, except per share data

                                                           Year ended December 31,
                                   1997                    1996      1995            1994              1993
Gross revenue                   $    790,178    $    398,094    $    283,357     $    200,695     $    135,680
                                ------------    ------------    ------------     ------------     ------------

Net revenue                     $    697,068    $    351,739    $    250,059     $    178,053     $    121,118

Operating expenses                   394,404         198,332         137,504          105,380           78,925
Depreciation and
  amortization                       114,207          45,790          33,769           24,669           17,447
                                ------------    ------------    ------------     ------------     ------------

Operating income
  before corporate
  expenses                           188,457         107,617          78,786           48,004           24,746
Corporate expenses                    20,883           8,527           7,414            5,100            3,464
                                ------------    ------------    ------------     ------------     ------------

Operating income                     167,574          99,090          71,372           42,904           21,282
Interest expense                      75,076          30,080          20,752            7,669            5,390
Other income
  (expense) - net                     11,579           2,230            (803)           1,161             (196)
                                ------------    ------------    ------------     ------------     ------------

Income before
  income taxes                       104,077          71,240          49,817           36,396           15,696
Income taxes                          47,116          28,386          20,292           14,387            6,573
                                ------------    ------------    ------------     ------------     ------------

Income before equity
  in earnings (loss)
  of nonconsolidated
  affiliates                          56,961          42,854          29,525           22,009            9,123
Equity in earnings
  (loss) of noncon-
  solidated affiliates                 6,615          (5,158)          2,489                0                0
                                ------------    ------------    ------------     ------------     ------------

Net income                      $     63,576    $     37,696    $     32,014     $     22,009     $      9,123
                                ============    ============    ============     ============     ============

Net income per common share: (1)
   Basic                        $       .72     $        .51    $        .46     $        .32     $        .15
                                ============    ============    ============     ============     ============

   Diluted                      $        .67    $        .51    $        .46     $        .32     $        .15
                                ============    ============    ============     ============     ============

Cash dividends
  per share (1)                           --              --              --               --               --
                                ============    ============    ============     ============     ============


Balance Sheet Data:

Current assets                  $    198,647    $    113,164    $      70,485    $     53,945     $     38,191
Property, plant and
  equipment - net                    746,284         147,838           99,885          85,318           67,750
Total assets                       3,455,637       1,324,711          563,011         411,594          227,577
Current liabilities                   86,852          43,462           36,005          27,679           26,125
Long-term debt, net of
  current maturities               1,540,421         725,132          334,164         238,204           87,815
Shareholders' equity               1,746,784         513,431          163,713         130,533           98,343

(1) All per share amounts have been adjusted to reflect stock splits effected on the following dates and in the following ratios:

         Date of Split    Ratio of Split
         December 1996    two-for-one
         November 1995    two-for-one
         February 1994    five-for-four
         February 1993    five-for-four


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk:

At December 31, 1997, approximately 78% of the Company's long-term debt bears interest at variable rates. Accordingly, the Company's net income and after tax cash flow are affected by changes in interest rates. Assuming the current level of borrowings at variable rates and assuming a two percentage point change in the 1997 average interest rate under these borrowings, it is estimated that the Company's 1997 interest expense would have changed by $24.3 million resulting in a change in the Company's 1997 net income and after tax cash flow of $15.0 million. In the event of an adverse change in interest rates, management would likely take actions to further mitigate its exposure. However, due to the uncertainty of the actions that would be taken and their possible effects, this analysis assumes no such actions. Further this analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.

At December 31, 1997, the Company had several interest rate protection agreements. Originally, Eller Media, Inc. (Eller) put these agreements in force to mitigate the interest rate risk on its long-term debt. Subsequently, ownership of these agreements transferred to the Company as a result of its acquisition of Eller on April 10, 1997. The fair value of these agreements are not material at December 31, 1997, are not expected to become material in the near-term, and have not been considered in the above analysis as the Company intends to terminate these agreements during 1998.


Foreign Currency Risk:

The Company's earnings are affected by fluctuations in the value of the U.S. dollar as compared to foreign currencies as a result of its investments in Australia and New Zealand, both of which are accounted for under the equity method. It is estimated that the result of a 10% fluctuation in the value of the dollar relative to theses foreign currencies at December 31, 1997 would change the Company's 1997 net income and after tax cash flow by $0.5 million. The Company's analysis does not consider the implications that such fluctuations could have on the overall economic activity that could exist in such an environment in either the U.S. or the foreign countries or on the results of operations of these foreign entities.


Equity Price Risk:

The carrying value of the Company's available-for-sale equity securities is affected by changes in their quoted market prices. It is estimated that a 20% change in the market prices of these securities would change their carrying value at December 31, 1997 by $12.4 million.